Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among:

IVERIC bio, Inc.,

a Delaware corporation;

Astellas US Holding, Inc.,

a Delaware corporation;

Berry Merger Sub, Inc.,

a Delaware corporation; and

solely as provided by Section 8.10(b) of this Agreement,

Astellas Pharma Inc.,

a company organized under the laws of Japan

Dated as of April 28, 2023

Table of Contents

Section 1

MERGER TRANSACTION

1.1	Merger of Merger Sub into the Company	2
1.2	Effect of the Merger	2
1.3	Closing; Effective Time	2
1.4	Certificate of Incorporation and Bylaws; Directors and Officers	3
1.5	Conversion of Shares	3
1.6	Surrender of Certificates; Stock Transfer Books	4
1.7	Dissenters’ Rights	7
1.8	Treatment of Company Equity Awards	7
1.9	Further Action	9

Section 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

2.1	Due Organization; Subsidiaries, Etc.	9
2.2	Certificate of Incorporation and Bylaws	10
2.3	Capitalization, Etc.	10
2.4	SEC Filings; Financial Statements	12
2.5	Absence of Changes; No Material Adverse Effect	14
2.6	Title to Assets	14
2.7	Real Property	14
2.8	Intellectual Property	15
2.9	Contracts	17
2.10	Liabilities	20
2.11	Compliance with Legal Requirements	20
2.12	Regulatory Matters	21
2.13	Certain Business Practices	22
2.14	Governmental Authorizations	23
2.15	Tax Matters	23
2.16	Employee Matters	26
2.17	Benefit Plans	27
2.18	Environmental Matters	30
2.19	Insurance	30
2.20	Legal Proceedings; Orders	30
2.21	Authority; Binding Nature of Agreement	31
2.22	Takeover Laws	31
2.23	Non-Contravention; Consents	32
2.24	Opinion of Financial Advisors	32

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2.25	Brokers and Other Advisors	33
2.26	Acknowledgment by Company	33

Section 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

3.1	Due Organization	33
3.2	Merger Sub	33
3.3	Authority; Binding Nature of Agreement	33
3.4	Non-Contravention; Consents	34
3.5	Disclosure	34
3.6	Absence of Litigation	35
3.7	Funds	35
3.8	Ownership of Shares	35
3.9	Acknowledgement by Parent and Merger Sub	35
3.10	Brokers and Other Advisors	36

Section 4

CERTAIN COVENANTS OF THE COMPANY

4.1	Access and Investigation; Notice of Certain Events	36
4.2	Operation of the Acquired Corporations’ Business	38
4.3	No Solicitation	42
4.4	Preparation of Proxy Statement; Stockholder Meeting	45

Section 5

ADDITIONAL COVENANTS OF THE PARTIES

5.1	Company Board Recommendation	47
5.2	Filings, Consents and Approvals	49
5.3	Employee Benefits	52
5.4	ESPP	54
5.5	Indemnification of Officers and Directors	55
5.6	Stockholder Litigation	57
5.7	Additional Agreements	57
5.8	Disclosure	58
5.9	Takeover Laws	58
5.10	Section 16 Matters	58
5.11	Credit Agreement	59
5.12	Stock Exchange Delisting; Deregistration	59

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Section 6

CONDITIONS PRECEDENT TO THE MERGER

6.1	Conditions to Each Party’s Obligation to Effect the Merger	60
6.2	Conditions to Obligations of Parent and Merger Sub to Effect the Merger	60
6.3	Conditions to Obligations of the Company to Effect the Merger	61

Section 7

TERMINATION

7.1	Termination	62
7.2	Effect of Termination	64
7.3	Expenses; Termination Fees	64

Section 8

MISCELLANEOUS PROVISIONS

8.1	Amendment	66
8.2	Waiver	66
8.3	No Survival of Representations and Warranties	67
8.4	Entire Agreement; Counterparts	67
8.5	Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies	67
8.6	Assignability	68
8.7	No Third Party Beneficiaries	68
8.8	Notices	69
8.9	Severability	70
8.10	Obligation of Parent; Guaranty	70
8.11	Construction	72

Exhibits

Exhibit A	Certain Definitions

Annexes

Annex I	Form of Certificate of Incorporation of the Surviving Corporation

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of April 28, 2023, by and among: (i) Astellas US Holding, Inc., a Delaware corporation (“Parent”); (ii) Berry Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); (iii) IVERIC bio, Inc., a Delaware corporation (the “Company”); and (iv) solely as provided by Section 8.10(b), Astellas Pharma Inc., a company organized under the laws of Japan (“Guarantor”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

INTRODUCTION

Parent, a wholly owned subsidiary of Guarantor, desires to acquire the Company through the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, whereby (i) each issued and outstanding share of Company Common Stock (the “Shares”) as of the Effective Time (other than Excluded Shares and Dissenting Shares) shall be cancelled and converted into the right to receive $40.00 per Share, in cash, without interest (the “Merger Consideration”), and subject to any withholding of Taxes, and (ii) the Company shall become a wholly owned Subsidiary of Parent as a result of the Merger.

The board of directors of the Company (the “Board of Directors”) has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interest of, the Company and its stockholders, (ii) declared it advisable to enter into this Agreement, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, (iv) resolved that the Merger shall be governed by Section 251(c) of the DGCL, upon the terms and subject to the conditions set forth in this Agreement, and (v) resolved to recommend that the stockholders of the Company adopt this Agreement at any meeting of the Company’s stockholders held for such purpose and any adjournment or postponement thereof (the preceding clauses (i), (ii) and (v) collectively, the “Company Board Recommendation”), in each case, on the terms and subject to the conditions of this Agreement.

The board of directors of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1

MERGER TRANSACTION

1.1          Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, the Company and Parent shall consummate the Merger, whereby Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company will continue as the Surviving Corporation.

1.2          Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.3          Closing; Effective Time.

(a)           Unless this Agreement shall have been terminated pursuant to Section 7, and unless otherwise mutually agreed in writing between the Company, Parent and Merger Sub, the consummation of the Merger (the “Closing”) shall take place by means of a virtual closing via the electronic exchange of documents and signatures by the Parties as soon as practicable (and in no event later than three (3) business days) following the satisfaction or, to the extent permitted by applicable Legal Requirements, waiver (by the Party or Parties entitled to the benefits thereof) of the conditions set forth in Section 6 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, waiver of such conditions at the Closing); provided, that if any of the conditions set forth in Section 6 are not satisfied or, to the extent permitted by applicable Legal Requirements, waived on such third (3rd) business day, then the Closing shall take place on the first (1st) business day thereafter on which all such conditions shall have been satisfied or, to the extent permitted by applicable Legal Requirements, waived; provided, further that if the Parties mutually agree in writing upon another date, the Closing shall take place on such date. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

(b)           Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company and Merger Sub shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form reasonably agreed upon between the Parties and as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and the Parties shall take all such further actions as may be required by applicable Legal Requirements to make the Merger effective. The Merger shall become effective upon the date and time of the filing of that certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties and specified in the certificate of merger (such date and time the Merger is effective, the “Effective Time”).

1.4          Certificate of Incorporation and Bylaws; Directors and Officers.

(a)           As of the Effective Time, the certificate of incorporation of the Company shall by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth on Annex I and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements, subject to Section 5.5(a).

(b)           As of the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable Legal Requirements, subject to Section 5.5(a), except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation.

(c)           As of the Effective Time, the directors and officers of the Surviving Corporation shall be the respective individuals who served as the directors and officers of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. Prior to the Effective Time, each director of the Company immediately prior to the Effective Time shall execute and deliver a letter effectuating such director’s resignation as a member of the Board of Directors, conditioned upon and effective as of the Effective Time.

1.5          Conversion of Shares.

(a)           At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i)           any Shares held immediately prior to the Effective Time by the Company (or held in the Company’s treasury) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)          any Shares held immediately prior to the Effective Time by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent or Merger Sub shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii)          any Shares held immediately prior to the Effective Time by any direct or indirect wholly owned Subsidiary of the Company shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary shall own the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time and no other consideration shall be delivered in exchange therefor (such Shares together with the Shares described in the preceding clauses (i) and (ii), the “Excluded Shares”);

(iv)         except as provided in clauses (i), (ii) and (iii) above and subject to Section 1.5(b), each Share outstanding immediately prior to the Effective Time (other than any Dissenting Shares, which shall have only those rights set forth in Section 1.7) shall be converted into the right to receive the Merger Consideration, in each case without any interest thereon and subject to any withholding of Taxes in accordance with Section 1.6(e); and

(v)          each share of the common stock, $0.001 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

From and after the Effective Time, subject to this Section 1.5(a), all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Shares (other than Dissenting Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Shares in accordance with Section 1.6 or, in the case of Dissenting Shares, the rights set forth in Section 1.7.

(b)           If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted; provided, that nothing in this Section 1.5(b) shall be construed to permit the Company to take any action that is prohibited by Section 4.2 or the other terms of this Agreement.

1.6          Surrender of Certificates; Stock Transfer Books.

(a)           Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares to receive the aggregate Merger Consideration to which holders of such Shares shall become entitled pursuant to Section 1.5. On or prior to the Closing Date, Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 1.5 (the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to pay the aggregate Merger Consideration in the Merger; provided that any interest or other income resulting from investment of the Payment Fund that results in an amount being held in the Payment Fund that is greater than the amount payable pursuant to this Section 1.6 shall be promptly returned to Parent. The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided that such investments shall be (w) in obligations of or guaranteed by the United States of America, (x) in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (y) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or (z) in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months. To the extent Parent becomes aware that (i) there are any losses with respect to any such investments or (ii) the Payment Fund has diminished for any reason below the level required for the Paying Agent to make prompt cash payment pursuant to Section 1.5, Parent or the Surviving Corporation shall promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is, at all times during the duration of the Payment Fund, maintained at a level sufficient for the Paying Agent to promptly make such payments pursuant to Section 1.5.

(b)           Promptly after the Effective Time (but in no event later than three (3) business days thereafter), the Surviving Corporation shall cause to be delivered to each Person who was, at the Effective Time, a holder of record of (i) Shares represented by a certificate evidencing such Shares (“Certificated Shares”) or (ii) Book-Entry Shares, who, in each case of (i) and (ii) was entitled to receive the Merger Consideration pursuant to Section 1.5, (A) a form of letter of transmittal, which shall be in reasonable and customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificated Shares shall pass, only upon proper delivery of the stock certificates evidencing such Certificated Shares (the “Certificates”) (or affidavits of loss in lieu thereof in accordance with Section 1.6(f), if applicable) to the Paying Agent, or a customary agent’s message with respect to Book-Entry Shares, and (B) instructions (including the requirement for each holder of Shares to provide IRS Form W-9 or applicable series of IRS Form W-8) for use in effecting the surrender of the Certificates and Book-Entry Shares in exchange for the Merger Consideration payable in respect of such Shares pursuant to Section 1.5. Upon surrender to the Paying Agent of Certificates (or affidavits of loss in lieu thereof in accordance with Section 1.6(f), if applicable) or Book-Entry Shares, together with such letter of transmittal in the case of Certificates, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to the instructions, the holder of such Certificated Shares or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Certificated Share or Book-Entry Share, and such Certificates and Book-Entry Shares shall then be cancelled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Certificated Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of Parent that such transfer or other Taxes either have been paid or are not applicable. None of Parent, Merger Sub or the Surviving Corporation shall have any liability for the transfer and other Taxes described in this Section 1.6(b) under any circumstance. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 1.6, each Certificated Share and Book-Entry Share (in each case, other than Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by Section 1.5.

(c)           At any time following twelve (12) months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (with respect to the aggregate Merger Consideration to which holders of Shares shall become entitled pursuant to Section 1.5) which had been made available to the Paying Agent and not disbursed to holders of Certificated Shares or Book-Entry Shares in accordance with this Section 1.6 (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificated Shares or Book-Entry Shares for the Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(d)           At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Legal Requirements. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(e)           Each of the Company, the Surviving Corporation, Parent and Merger Sub, and their Affiliates, shall be entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from the Merger Consideration payable to any holder of the Shares or any holder of Company Options, Company RSUs, Company PSUs or any other consideration otherwise payable pursuant to this Agreement such amounts as it is required by any Legal Requirement to deduct and withhold with respect to Taxes. Each such withholding agent shall use commercially reasonable efforts to reduce or eliminate any such withholding, including by requesting any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any similar information. Each such withholding agent shall take all action that may be necessary to ensure that any such amounts so withheld are timely and properly remitted to the appropriate Governmental Body. To the extent that amounts are so withheld and timely and properly remitted to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, holder of Company Options, Company RSUs, Company PSUs or other recipient of consideration hereunder in respect of which such deduction and withholding was made.

(f)            If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of the Certificated Shares formerly represented by that Certificate, or by a representative of that holder, claiming that Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by that holder of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which amount shall not exceed the Merger Consideration payable with respect to such Certificated Shares), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 1.6(e)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Certificated Shares formerly represented by such Certificate, as contemplated by this Section 1.

1.7          Dissenters’ Rights. Notwithstanding anything to the contrary in this Agreement, any Shares outstanding immediately prior to the Effective Time which are held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but shall, by virtue of the Merger, be automatically cancelled and no longer outstanding, shall cease to exist and shall be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL; provided that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the DGCL, such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 1.6(e)), and such Shares shall no longer be deemed to be Dissenting Shares. The Company shall give prompt notice to Parent and Merger Sub of any demands received by the Company for appraisal of any Dissenting Shares, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL, in each case prior to the Effective Time. Parent and Merger Sub shall have the right to direct and participate in all negotiations and proceedings with respect to such demands, and the Company shall not, without the prior written consent of Parent and Merger Sub, settle or offer to settle, or make any payment with respect to, any such demands, approve any withdrawal of any such demands, or agree or commit to do any of the foregoing.

1.8          Treatment of Company Equity Awards.

(a)           At the Effective Time, each Company Option that is then outstanding and unexercised, whether or not vested and which has a per share exercise price that is less than the Merger Consideration (each, an “In the Money Option”), shall be cancelled and converted into the right to receive a cash payment equal to (A) the excess of (x) the Merger Consideration over (y) the exercise price payable per Share under such In the Money Option, multiplied by (B) the total number of Shares subject to such In the Money Option immediately prior to the Effective Time (without regard to vesting).

(b)           At the Effective Time, each Company Option other than an In the Money Option that is then outstanding and unexercised, whether or not vested, shall be cancelled with no consideration payable in respect thereof.

(c)           At the Effective Time, each then outstanding Company RSU shall be canceled and the holder thereof shall be entitled to receive a cash payment equal to the product of (x) the Merger Consideration and (y) the number of Shares subject to such Company RSU.

(d)           At the Effective Time, each then outstanding Company PSU shall be canceled and converted into a cash-based award (a “Converted PSU”), which shall entitle the holder thereof to receive a cash payment equal to the product of (x) the Merger Consideration, and (y) the number of Shares subject to such Company PSU, subject to the same terms and conditions (including vesting, forfeiture and acceleration provisions) that were applicable to the corresponding Company PSU immediately prior to the Effective Time. Parent shall make (or shall cause the Surviving Corporation to make) a payment in respect of each portion of a Converted PSU that becomes vested on the Surviving Corporation’s next regularly scheduled payroll date following the applicable vesting date (but in no event later than ten (10) business days after the applicable vesting date). Following the Effective Time, no Converted PSU may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by any Person, other than to the Surviving Corporation, or be taken or reached by any legal or equitable process in satisfaction of any liability of such Person.

(e)           As soon as reasonably practicable after the Effective Time (but no later than the second payroll date after the Effective Time), the Surviving Corporation or its Affiliate, as applicable, shall pay the aggregate consideration payable pursuant to Sections 1.8(a) and 1.8(c), net of any applicable withholding Taxes, payable with respect to the In the Money Options and Company RSUs through, to the extent applicable, the Surviving Corporation’s or its Affiliate’s payroll to the holders of In the Money Options and Company RSUs. Parent shall cause the Surviving Corporation or its Affiliates, as applicable, to pay the aggregate consideration payable pursuant to Section 1.8(d) at the times provided in such Section, net of any applicable withholding Taxes, payable with respect to the Converted PSUs through, to the extent applicable, the Surviving Corporation’s or its Affiliate’s payroll to the holders of Converted PSUs.

(f)            Prior to the Effective Time, the Company shall take all actions necessary (under the Company Equity Plans and award agreements pursuant to which Company Options, Company RSUs and Company PSUs are outstanding or otherwise) to effect the transactions described in this Section 1.8, including in order to comply with the provisions of the Company Equity Plans, such that immediately following the Effective Time there are no obligations of the Acquired Corporations, Parent, Merger Sub or their Affiliates in respect of Company Options, Company RSUs and Company PSUs, except to make the payments set forth in this Section 1.8. All Company Options, Company RSUs and Company PSUs shall terminate as of the Effective Time, and following the Effective Time, no holder of any Company Options, Company RSUs and Company PSUs will have any right to acquire any equity securities of the Company, the Surviving Corporation or any of their Affiliates as a result of such holder’s Company Options, Company RSUs and Company PSUs.

(g)           To the extent a payment made pursuant to the timing set forth in this Section 1.8 would trigger a Tax or penalty under Section 409A of the Code, such payment shall be made on the earliest date that payment would not trigger such Tax or penalty.

1.9          Further Action. The Parties agree to take all necessary action to cause the Merger to become effective in accordance with Section 251(c) of the DGCL and this Section 1 as soon as practicable following the satisfaction or, to the extent permitted by applicable Legal Requirements, waiver of the last of the conditions set forth in Section 6 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, waiver of such conditions). If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Section 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows, it being understood that each representation and warranty contained in this Section 2 is subject to (a) exceptions and disclosures set forth in the section or subsection of Section 2 of the Company Disclosure Schedule corresponding to the particular section or subsection in this Section 2; (b) any exception or disclosure set forth in any other section or subsection of Section 2 of the Company Disclosure Schedule to the extent it is reasonably apparent on the face of such exception or disclosure that such exception or disclosure is applicable to qualify such section or subsection; and (c) disclosure in the Company SEC Documents filed on or after January 1, 2022 and publicly available prior to the close of business on the second (2nd) business day preceding the date of this Agreement (other than any information in the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Documents or other general cautionary, predictive or forward-looking statements in any other sections of such Company SEC Documents); provided that (x) clauses (b) and (c) of this paragraph shall not apply to the representation and warranty set forth in Section 2.5(b) (No Material Adverse Effect) and (y) clause (c) of this paragraph shall not apply to any of the representations and warranties set forth in Section 2.1 (Due Organization; Subsidiaries, Etc.), Section 2.2 (Certificate of Incorporation and Bylaws), Section 2.3 (Capitalization, Etc.), Section 2.21 (Authority; Binding Nature of Agreement), Section 2.22 (Takeover Laws), Section 2.23 (Non-Contravention; Consents), Section 2.24 (Opinion of Financial Advisors) or Section 2.25 (Brokers and Other Advisors):

2.1          Due Organization; Subsidiaries, Etc.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company’s only Subsidiaries are set forth on Section 2.1 of the Company Disclosure Schedule (the Company and each such Subsidiary, an “Acquired Corporation” and collectively, the “Acquired Corporations”). Each Acquired Corporation has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used. Each Acquired Corporation is qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where such failure does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           The Company owns beneficially and of record all of the outstanding shares of capital stock or ordinary shares of the other Acquired Corporations, free and clear of all Encumbrances and transfer restrictions, except for Encumbrances or transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws. Except for the shares of capital stock or ordinary shares of the other Acquired Corporations held by the Company, no Acquired Corporation owns, directly or indirectly, any capital stock or equity interests of any nature in, or subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire, or other securities convertible into or exchangeable or exercisable for, any capital stock or equity interests of, any Entity. None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

2.2          Certificate of Incorporation and Bylaws. The Company has delivered or made available to Parent accurate and complete copies of the certificate of incorporation, bylaws and similar charter and organizational documents of each Acquired Corporation, including all amendments thereto, as in effect on the date hereof.

2.3          Capitalization, Etc.

(a)           The authorized capital stock of the Company consists of: (i) 200,000,000 Shares, of which 137,616,082 Shares had been issued and were outstanding as of the close of business on April 27, 2023 (the “Capitalization Date”); and (ii) 5,000,000 shares of Company Preferred Stock, of which no shares are outstanding. All of the outstanding shares of the capital stock of the Company have been duly authorized and validly issued, and are fully paid and nonassessable. In the period between the Capitalization Date and the execution and delivery of this Agreement, the Company has not issued any new Shares except pursuant to the exercise of the purchase rights under the Company ESPP, the vesting of Company RSUs outstanding as of the Capitalization Date in accordance with their terms or the exercise of Company Options outstanding as of the Capitalization Date in accordance with their terms and, since the Capitalization Date, the Company has not issued any Company Options or other equity based awards, in each case, other than pursuant to any offer of employment or Contract executed on or prior to the date of the Capitalization Date.

(b)           All of the outstanding shares of the capital stock or ordinary shares, as applicable, of the Company’s Subsidiaries have been duly authorized and validly issued, and are fully paid and nonassessable.

(c)           (i) None of the outstanding shares of capital stock of the Acquired Corporations are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of capital stock of the Acquired Corporations are subject to any right of first refusal in favor of any Acquired Corporation; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of any Acquired Corporation having a right to vote on any matters on which the stockholders of the Acquired Corporations have a right to vote; and (iv) there is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of capital stock of the Acquired Corporations. No Acquired Corporation is under any obligation, or bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Acquired Corporations. The Shares constitute the only outstanding class of securities of the Company registered under the Securities Act. There are no voting trusts or other Contracts with respect to the voting of any Shares.

(d)           As of the close of business on the Capitalization Date: (i) 12,729,560 Shares were subject to issuance pursuant to Company Options granted and outstanding under the Company Equity Plans, (ii) 2,497,540 Shares were subject to issuance pursuant to Company RSUs and 198,432 Shares were subject to issuance pursuant to Company PSUs (determined at the maximum level of performance) granted and outstanding under the Company Equity Plans, (iii) 4,561,362 Shares were reserved for future issuance under Company Equity Plans and (iv) 676,853 Shares were reserved for future issuance under the Company ESPP. Other than as set forth in this Section 2.3(d), there are no issued, reserved for issuance, outstanding or authorized stock option, stock appreciation, phantom stock, stock unit, restricted stock unit, stock-based performance unit, profit participation or similar rights or equity-based awards with respect to the Company.

(e)           There are no issued, reserved for issuance, outstanding or authorized stock option, stock appreciation, phantom stock, stock unit, profit participation or similar rights or equity-based awards with respect to any Subsidiary of the Company.

(f)            Except (y) as set forth in this Section 2.3 and (z) for Company Options, Company RSUs and Company PSUs outstanding as of the date of this Agreement, there are no: (i) outstanding shares of capital stock of or other securities of any Acquired Corporation; (ii) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit or any other right that is linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other securities of any Acquired Corporation, in each case other than derivative securities not issued by an Acquired Corporation; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of any Acquired Corporation; or (iv) stockholder rights plans (or similar plans commonly referred to as a “poison pill”) or Contracts under which any Acquired Corporation is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(g)           Section 2.3(g) of the Company Disclosure Schedule sets forth a listing of all Persons (either by name or employee identification number) who hold outstanding Company Options, Company RSUs and Company PSUs as of the close of business on the Capitalization Date, indicating, with respect to each Company Option, Company RSU and Company PSU, the number of Shares subject thereto, the date of grant, the vesting schedule, the per Share exercise price (if applicable), the expiration date and, with respect to Company Options, whether such Company Option is intended to be an incentive stock option (within the meaning of Section 422 of the Code). All Company Options, Company RSUs and Company PSUs are evidenced by award agreements in the forms that have been provided to Parent.

(h)           All outstanding Shares have been offered and issued in compliance in all material respects with all applicable securities Legal Requirements, including the Securities Act and “blue sky” Legal Requirements.

2.4          SEC Filings; Financial Statements.

(a)           Since January 1, 2020 (the “Applicable Date”), the Company has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (as supplemented, modified or amended since the time of filing, the “Company SEC Documents”). As of their respective dates, or, if amended prior to the date of this Agreement, as of the date of (and giving effect to) the last such amendment (and, in the case of registration statements and proxy statements, on the date of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to those Company SEC Documents, and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes Oxley Act with respect to any Company SEC Documents.

(b)           The financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly presented, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby (subject, in the case of the unaudited financial statements, to the absence of notes and to normal and recurring year-end adjustments that are not individually or in the aggregate material).

(c)           The Company maintains, and at all times since the Applicable Date has maintained, a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Board of Directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2022, and, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, that assessment concluded that those controls were effective. To the knowledge of the Company, since January 1, 2023, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (1) any significant deficiency or material weakness in the design or operation of the internal control over financial reporting utilized by the Company, which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; (2) any illegal act or fraud, whether or not material, that involves the management or other employees of the Company; or (3) any claim or allegation regarding any of the foregoing.

(d)           The Company maintains, and at all times since the Applicable Date has maintained, disclosure controls and procedures as defined in and required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports. The Company is, and at all times since the Applicable Date has been, in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq.

(e)           Since January 1, 2023, (i) no Acquired Corporation has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any of the Acquired Corporations or their respective internal accounting controls, including any credible complaint, allegation, assertion or claim that any of the Acquired Corporations has engaged in questionable accounting or auditing practices, and (ii) no attorney representing any of the Acquired Corporations (whether or not employed by any Acquired Corporation) has reported evidence of a material violation of the applicable Legal Requirements, breach of fiduciary duty or similar violation by any of the Acquired Corporations or their respective officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of the Acquired Corporations pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes Oxley Act.

(f)            None of the Acquired Corporations is a party to, nor does any Acquired Corporation have any obligation or other commitment to become a party to, “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, such Acquired Corporation in the Company SEC Documents.

(g)           As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. None of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

2.5          Absence of Changes; No Material Adverse Effect. Except as expressly contemplated by this Agreement, from January 1, 2023 through the date of this Agreement:

(a)           except for discussions, negotiations and activities related to this Agreement or other potential strategic transactions, the Acquired Corporations have operated in all material respects in the ordinary course of business consistent with past practice;

(b)           there has not occurred a Material Adverse Effect; and

(c)           there has not been any action taken by any of the Acquired Corporations that, if taken during the Pre-Closing Period without Parent’s prior written consent, would require Parent’s consent pursuant to Section 4.2.

2.6          Title to Assets. Each Acquired Corporation has good and valid title to all assets (excluding Intellectual Property Rights) owned or purported to be owned by it as of the date of this Agreement and necessary for the conduct of the business of the Acquired Corporations, taken as a whole, and such assets are owned by the Acquired Corporations free and clear of any Encumbrances (other than Permitted Encumbrances).

2.7          Real Property.

(a)           The Acquired Corporations do not own any real property.

(b)           The Acquired Corporations hold valid and existing leasehold interests in the real property that is leased or subleased by the Acquired Corporations from another Person (the “Leased Real Property”), free and clear of all Encumbrances other than Permitted Encumbrances. Since the Applicable Date, no Acquired Corporation has received any notice regarding (i) any material violation or breach or default under any lease related to the Leased Real Property that has not since been cured; (ii) pending or threatened condemnation of any portion of the Leased Real Property; or (iii) building, fire or zoning code violations with respect to the Leased Real Property. None of the Leased Real Property is subleased.

2.8          Intellectual Property.

(a)           Section 2.8(a) of the Company Disclosure Schedule sets forth an accurate and complete list that identifies the following for each item of material Company IP that is Registered IP as applicable: (i) the name of the current owner, (ii) the jurisdiction of application or registration and (iii) the application or registration number, and all such Patents and Trademarks are subsisting and, to the knowledge of the Company, other than pending applications therefor, valid and enforceable. As of the date of this Agreement, no interference, opposition, reissue, reexamination proceeding, cancellation proceeding, or other Legal Proceeding (other than routine examination proceedings with respect to pending applications) is pending or, to the knowledge of the Company, threatened in writing against any Acquired Corporation, in which the scope, validity, enforceability, priority, inventorship or ownership of any Registered IP owned by or exclusively licensed to an Acquired Corporation is being contested or challenged. All application, registration, issuance, renewal and maintenance fees due for such Company IP owned or purported to be owned by the Company that is Registered IP having a final due date on or before the date hereof have been paid in full and are current.

(b)           The Acquired Corporations are the sole and exclusive owners of all right, title and interest in and to all Company IP owned or purported to be owned by the Acquired Corporations, free and clear of all Encumbrances, other than Permitted Encumbrances, and have the right, pursuant to enforceable agreements, to use all other Intellectual Property Rights used by the Acquired Corporations in their respective businesses.

(c)           No Company Associate owns or has any valid claim, right (whether or not currently exercisable) or interest to or in any material Company IP owned or purported to be owned by an Acquired Corporation and each Company Associate who is or was involved in the creation or development of any material Company IP has signed a valid and enforceable written agreement containing a present-tense assignment of Intellectual Property Rights in and to such Company IP to an Acquired Corporation and confidentiality provisions protecting such Company IP, and there is no material breach under any such agreement.

(d)           No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution is being or has been used to create, in whole or in part, material Company IP owned or purported to be owned by the Acquired Corporations or, to the knowledge of the Company, material Company IP licensed to the Acquired Corporations, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership or other similar rights to such material Company IP.

(e)           The Acquired Corporations have taken reasonable steps, including reasonable security measures and other steps, to maintain the confidentiality of and otherwise protect and enforce their rights in all Trade Secrets held by an Acquired Corporation in all material respects.

(f)            Section 2.8(f) of the Company Disclosure Schedule sets forth each license agreement pursuant to which an Acquired Corporation has obtained a license to, or has been granted a covenant not to sue under, immunity from suit with respect to or other equivalent rights to, any material Intellectual Property Right (each an “In-bound License”) or has granted a license or covenant not to sue, immunity from suit or other equivalent right to any material Intellectual Property Right owned or purported to be owned by, or licensed to, an Acquired Corporation (each an “Out-bound License”); provided, that (i) In-bound Licenses shall not include commercially available off-the-shelf software, clinical trial agreements, non-disclosure agreements or material transfer agreements entered into in the ordinary course of business consistent with past practice and which are not otherwise material, and (ii) Out-bound Licenses shall not include non-exclusive outbound licenses contained in clinical trial agreements, contract manufacturing agreements, non-disclosure agreements and material transfer agreements entered into in the ordinary course of business consistent with past practice and which are not otherwise material.

(g)           To the knowledge of the Company, the operation of the Acquired Corporations’ business as currently conducted and presently contemplated to be conducted by the Acquired Corporations with respect to the presently contemplated commercialization of their Product Candidates does not and will not, in any material respect, infringe, misappropriate or otherwise violate any Intellectual Property Rights owned by any other Person. As of the date of this Agreement, (i) no Legal Proceeding is pending or, to the knowledge of the Company, is being threatened against an Acquired Corporation relating to any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property Rights of another Person and (ii) since the Applicable Date, no Acquired Corporation has received any written notice or other written communication relating to any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property Right of another Person by an Acquired Corporation.

(h)           To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any material Company IP. As of the date of this Agreement, no Legal Proceeding is pending or threatened in writing by an Acquired Corporation relating to any actual, alleged or suspected infringement, misappropriation or other violation of any Company IP.

(i)            None of the Company IP owned by an Acquired Corporation, or, to the knowledge of the Company licensed to an Acquired Corporation, is subject to any pending or outstanding injunction, directive, order, judgment, settlement, consent ruling or other disposition of dispute that adversely restricts the use, transfer or licensing of any such Company IP by an Acquired Corporation, or otherwise adversely affects the validity, scope, use, registrability, or enforceability of any such Company IP.

(j)            The consummation of the Transactions will not result in the loss or impairment of, violation of, alteration in, forfeiture of, termination of, or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, any material Company IP or any other material Intellectual Property Rights used by the Acquired Corporations in their respective businesses.

(k)           Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company IT Assets operate in accordance with their specifications and related documentation and perform in a manner that permits the Acquired Corporations to conduct its business as currently conducted, and (ii) the Company has taken commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the Company IT Assets (and all data and other information and transactions stored or contained therein or processed or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures and business continuity procedures. Since the Applicable Date, there has been no unauthorized use, access or security breaches, or interruption, modification, loss or corruption of any of Company IT Assets (or any data or other information or transactions stored or contained therein or processed or transmitted thereby).

(l)            The Acquired Corporations have established and implemented organizational, physical, administrative and technical measures regarding privacy, cybersecurity and data security that are commercially reasonable and consistent in all material respects with all (i) Data Privacy Laws, (ii) applicable industry standards including the Payment Card Industry Data Security Standard, (iii) internal and publicly available privacy policies and notices of the Company relating to Personal Information, (iv) Contract obligations of the Acquired Corporations or any of its Subsidiaries relating to the collection, Processing, disclosure and storage of Personal Information, and (v) consents and authorizations pursuant to which Personal Information was disclosed to the Acquired Corporations (the foregoing clauses (i) through (v), collectively, the “Privacy and Security Requirements”). The Acquired Corporations are, and since the Applicable Date have been, in all material respects, in compliance with and not in material default under, or in material violation of, any applicable Privacy and Security Requirements. Since the Applicable Date, no Acquired Corporation has been given notice of, or been charged with, any material violation of any applicable Privacy and Security Requirement. Since the Applicable Date, no Acquired Corporation has experienced any material security breach or cybersecurity event, including any theft, loss, or unauthorized access or acquisition of Personal Information.

2.9          Contracts.

(a)           Section 2.9(a) of the Company Disclosure Schedule identifies each Contract to which any Acquired Corporation is a party, or by which it is bound, that constitutes a Material Contract as of the date of this Agreement and identifies, with respect to each Material Contract, the clause of this Section 2.9(a) to which it applies. For purposes of this Agreement, each of the following (excluding any Employee Plan) to which any Acquired Corporation is a party or by which it is bound as of the date of this Agreement constitutes a “Material Contract”:

(i)           any Contract that is a settlement, conciliation or similar agreement between any Acquired Corporation and any Governmental Body and pursuant to which (A) an Acquired Corporation will be required after the date of this Agreement to pay any monetary obligations or (B) that contains material obligations or limitations on such Acquired Corporation’s conduct;

(ii)          any Contract between any Acquired Corporation and any third Person (A) materially limiting the freedom or right of any Acquired Corporation to engage in any line of business or to compete with any other Person in any location or line of business, (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by any Acquired Corporation, or (C) containing exclusivity obligations or otherwise materially limiting the freedom or right of any Acquired Corporation to sell, distribute or manufacture any products or services for any other Person;

(iii)         any Contract that requires by its terms or is reasonably expected to require the payment or delivery of cash or other consideration (A) to any Acquired Corporation in an amount having an expected value in excess of $250,000 in the fiscal year ending December 31, 2023 or (B) by any Acquired Corporation in an amount having an expected value in excess of $1,000,000 in the fiscal year ending December 31, 2023, and in each case (y) which cannot be cancelled by such Acquired Corporation without penalty or further payment without more than ninety (90) days’ notice and (z) excluding commercially available off-the-shelf software licenses and Software-as-a-Service offerings, generally available patent license agreements, material transfer agreements, clinical trial agreements and non-exclusive outbound license agreements (in each case, entered into in the ordinary course of business);

(iv)         any Contract relating to Indebtedness of any Acquired Corporation in an aggregate principal amount in excess of $100,000 (whether incurred, assumed, guaranteed or secured by any asset);

(v)          any Contract between an Acquired Corporation and a third Person (A) for the disposition of any material assets or business of the Acquired Corporations or (B) for the acquisition of a material portion of the assets or business of any third Person (whether by merger, sale of stock or assets or otherwise), in each case (A) or (B) that contains continuing indemnities or other material obligations or any continuing royalties or other amounts calculated based upon any revenues or income of the Company or any “earn out”, “milestone” or other contingent payment obligations on the part of an Acquired Corporation;

(vi)         any Contract between any Acquired Corporation and any third Person constituting a material joint venture, collaboration, partnership or similar profit or revenue sharing arrangement;

(vii)        any Contract that by its express terms requires an Acquired Corporation, or any successor to, or acquirer of, an Acquired Corporation, to make any payment to another Person as a result of a change of control of such Acquired Corporation (a “Change of Control Payment”) or gives another Person a right to receive or elect to receive a Change of Control Payment;

(viii)       any Contract that prohibits the declaration or payment of dividends or distributions in respect of the capital stock of an Acquired Corporation, the pledging of the capital stock or other equity interests of an Acquired Corporation or the issuance of any guaranty by an Acquired Corporation;

(ix)          any (A) In-bound License and (B) Out-bound License;

(x)           any Government Contract;

(xi)          any Contract that relates to the research, development, distribution, marketing, supply, license, collaboration, co-promotion or manufacturing of the Product Candidates, which if terminated or not renewed, would reasonably be expected to have a material and adverse effect on the Product Candidates;

(xii)         any Contract for the lease or sublease of any real property;

(xiii)        any Contract that relates to any swap, forward, futures, or other similar derivative transactions;

(xiv)        any other Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act; and

(xv)         any Contract (A) with any Affiliate (other than another Acquired Corporation), director, executive officer (as such term is defined in the Exchange Act), Person holding 5% or more of the Shares, or, to the knowledge of the Company, any Affiliate (other than another Acquired Corporation) or immediate family member of any of the foregoing or (B) in which any of the foregoing Persons has a direct or indirect material financial interest.

(b)           As of the date of this Agreement, the Company has either delivered or made available to Parent an accurate, unredacted and complete copy of each Material Contract or has publicly made available such Material Contract in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. No Acquired Corporation nor, to the knowledge of the Company, any other party thereto is in material breach of, or material default under, any Material Contract and no Acquired Corporation, or to the knowledge of the Company, any other party to a Material Contract has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract. Each Material Contract is, with respect to the Acquired Corporations and, to the knowledge of the Company, each other party thereto, a valid and binding agreement in full force and effect, enforceable in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles. Since the Applicable Date, (i) the Acquired Corporations have not received or delivered any written notice regarding any material violation or breach or default under any Material Contract that has not since been cured, and (ii) no Acquired Corporation has waived in writing any material rights under any Material Contract.

(c)           As of the date of the Agreement, there are no transactions, arrangements or Contracts between any of the Acquired Corporations, on the one hand, and its Affiliates (other than its wholly owned Subsidiaries) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

2.10        Liabilities. The Acquired Corporations do not have any liabilities (whether accrued, absolute, contingent or otherwise) which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except for: (a) liabilities reflected or reserved against in the financial statements or notes thereto included in the Company SEC Documents filed prior to the date of this Agreement; (b) liabilities or obligations incurred pursuant to the terms of this Agreement; (c) liabilities for performance of obligations under Contracts binding upon the Acquired Corporations (other than resulting from any breach thereof) delivered or made available to Parent prior to the date of this Agreement; (d) liabilities incurred in the ordinary course of business consistent with past practice since January 1, 2023; and (e) liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.11        Compliance with Legal Requirements.

(a)           The Acquired Corporations are, and since the Applicable Date have been, in compliance with all applicable Legal Requirements, except as would not be, individually or in the aggregate, material to the Acquired Corporations taken as a whole.

(b)           Since the Applicable Date, (i) no Acquired Corporation has received any written notice from any Governmental Body that (A) alleges any violation or noncompliance (or reflects that an Acquired Corporation is under investigation or the subject of an inquiry by any such Governmental Body for such alleged noncompliance) with any applicable Legal Requirement, or (B) threatens any fine, assessment, enforcement action, or cease and desist order, or the suspension, revocation or limitation or restriction of any Governmental Authorization held by an Acquired Corporation, and (ii) no Acquired Corporation has entered into any agreement or settlement with any Governmental Body with respect to its alleged noncompliance with, or violation of, any applicable Legal Requirement.

(c)           No Acquired Corporation produces, designs, tests, manufactures, fabricates or develops a “critical technology,” as that term is defined in 31 C.F.R. Section 800.215.

(d)           For each of the past five (5) years, each Acquired Corporation has been in compliance with all applicable Global Trade Laws. No Acquired Corporation nor any Acquired Corporation’s Representatives is a Sanctioned Person or is acting on behalf of a Sanctioned Person. In the past five (5) years, no Acquired Corporation has done business, directly or indirectly, with a Sanctioned Person or any Sanctioned Territory. Since the Applicable Date, no Acquired Corporation has had any direct or indirect transactions with or engaged in an activity involving a benefit provided to or received from Russia, Belarus, or the Crimea and the so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine, including from (i) the territory of, (ii) Persons located in, or (iii) Persons incorporated, headquartered, or whose principal place of business is in those jurisdictions or regions. In the past five (5) years, no Acquired Corporation has, in connection with or relating to the business of any Acquired Corporation, (A) received from any Governmental Body any notice or (B) been subject to an investigation or made any disclosure to a Governmental Body, in either case concerning any actual or potential violations concerning applicable Global Trade Laws.

2.12        Regulatory Matters.

(a)           Each Acquired Corporation is, and since the Applicable Date has been, in compliance in all material respects with all Health Care Laws, in each case as applicable to the operation of its business. Since the Applicable Date, no Acquired Corporation, nor, to the knowledge of the Company, any third parties that have performed or are performing any development, collaboration, manufacturing, testing, quality control, batch release, distribution or shipment activities on behalf of an Acquired Corporation or with respect to a Product Candidate, including any CMO, CRO, Clinical Trial site or investigator, while acting in such capacity (each, a “Collaboration Partner”) (i) has been subject to any enforcement, regulatory or administrative proceedings alleging non-compliance with any Health Care Laws; (ii) has received written notice threatening any such enforcement, regulatory or administrative proceeding; or (iii) has been issued a FDA Form 483, warning letter, notice of violation of Health Care Laws, or similar correspondence from any Governmental Body, except where any such issuance or violation would not be reasonably expected, individually or in the aggregate, to be material to the Acquired Corporations taken as a whole.

(b)           Since the Applicable Date, the Acquired Corporations have held all Regulatory Permits required for their business as then-conducted, and each Regulatory Permit required for their business as currently conducted is valid and in in full force and effect. The Acquired Corporations are in compliance in all material respects with the terms and requirements of such Regulatory Permits. Since the Applicable Date, no deficiencies have been asserted in writing by any applicable Governmental Body with respect to any Regulatory Permits of the Acquired Corporations. None of the Acquired Corporations has received written notice that any material Regulatory Permit will not or is likely not to be issued.

(c)           To the knowledge of the Company, all preclinical and clinical investigations, studies, or trials (“Clinical Trials”) sponsored or conducted by or on behalf of the Acquired Corporations have been and are being conducted in material compliance with applicable Health Care Laws and Data Privacy Laws. No Acquired Corporation, nor, to the knowledge of the Company, any of their Collaboration Partners or other Persons acting directly on their behalf, has received any written notice or other correspondence from the FDA or any other Governmental Body performing functions similar to those performed by the FDA with respect to any ongoing Clinical Trial requiring or recommending a clinical hold, or the termination, suspension or material modification of any such Clinical Trials.

(d)           The Acquired Corporations have filed with the FDA or any other Governmental Body performing functions similar to those performed by the FDA all required material filings, declarations, listings, registrations, reports or submissions, including but not limited to adverse event reports, and any required updates, corrections or modifications to each of the foregoing. All such filings, declarations, listings, registrations, reports or submissions were in material compliance with applicable Health Care Laws when filed, and no deficiencies have been asserted in writing by any applicable Governmental Body with respect thereto.

(e)           To the knowledge of the Company, no Acquired Corporation, nor, to the knowledge of the Company, any Collaboration Partner or other Person acting directly on its behalf has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Body, (ii) failed to disclose a material fact required to be disclosed to the FDA or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy or for any Governmental Body to invoke a similar policy that may be applicable in another jurisdiction to an Acquired Corporation. No Acquired Corporation is the subject of any pending or, to the knowledge of the Company, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. No Acquired Corporation nor, to the knowledge of the Company, any Collaboration Partner, officer, employee, agent or other Person acting on behalf of any Acquired Corporation has been debarred or disqualified, excluded from participation in federal healthcare programs or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (A) debarment under 21 U.S.C. § 335a or any similar Legal Requirement, (B) exclusion under 42 U.S.C. § 1320a-7 or any similar Legal Requirement, or (C) disqualification pursuant to 21 CFR Part 312.70 or any similar Legal Requirement.

(f)            Since the Applicable Date, the Acquired Corporations have not received any written notice from a Governmental Body that any of their products are misbranded as defined in 21 U.S.C. § 352 or adulterated as defined in 21 U.S.C. § 351, as amended, and the rules and regulations promulgated thereunder, or as defined in comparable Legal Requirements in any jurisdiction.

(g)           Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Acquired Corporations and, to the knowledge of the Company, their Collaboration Partners, or other Persons acting directly on their behalf have prepared, submitted and implemented timely responses and, as applicable, any corrective action plans required to be prepared and submitted in response to all internal or third-party audits, inspections, investigations or examinations of the Product Candidates or the Acquired Corporation’s business.

2.13        Certain Business Practices. No Acquired Corporation nor, any of its directors, officers, employees, or, to the knowledge of the Company, and other Representatives (in each case, acting in the capacity of a Representative of such Acquired Corporation) has (i) used any funds (whether of an Acquired Corporation or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses, (ii) made or offered to make any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or (iii) accepted any unlawful payments, or (iv) violated any provision of any Anti-Corruption Laws or any rules or regulations promulgated thereunder, anti-money laundering laws or any rules or regulations promulgated thereunder or any applicable Legal Requirement of similar effect. Since the Applicable Date, no Acquired Corporation has received any written communication from a Governmental Body that alleges or gives notice of any of the foregoing.

2.14        Governmental Authorizations. The Acquired Corporations hold all material Governmental Authorizations necessary to enable the Acquired Corporations to conduct their business in the manner in which such business is currently being conducted. The material Governmental Authorizations held by the Acquired Corporations are valid and in full force and effect. The Acquired Corporations are in compliance in all material respects with the terms and requirements of such Governmental Authorizations.

2.15        Tax Matters

(a)           (i) Each of the income (or franchise) and other material Tax Returns required to be filed by or on behalf of an Acquired Corporation with any Governmental Body have been filed on or before the applicable due date (including any extensions of such due date), have been prepared in accordance with all applicable Legal Requirements, and are accurate and complete, in each case in all material respects, and (ii) all income (or franchise) and other material Taxes due and payable by an Acquired Corporation (whether or not shown on any Tax Returns) have been paid, and all material Taxes required to be withheld (including with respect to payment or allocations made to any current or former employee, independent contractor, other service provider, creditor, shareholder, customer, vendor or other third party) by any Acquired Corporation have been withheld and paid, in each case, to the relevant Governmental Body.

(b)           To the knowledge of the Company, (i) there are no pending examinations or audits of any Tax Return in progress involving material Taxes and (ii) no written claim has been received by any Acquired Corporation from any Governmental Body in any jurisdiction where such Acquired Corporation does not file Tax Returns that such Acquired Corporation is or may be subject to Taxes in that jurisdiction. No Acquired Corporation is, or has been, subject to Tax in any jurisdiction other than its place of organization by virtue of having a permanent establishment (as defined by applicable Tax treaty) or other place of business or taxable presence in that jurisdiction. No extension or waiver of the statute of limitation period applicable to any income (or franchise) or other material Tax Returns of any Acquired Corporation has been granted and is currently in effect other than automatic extensions or automatic waivers obtained in the ordinary course of business.

(c)           Adequate reserves have been established on the Company’s consolidated financial statements to provide for the payment of any Taxes which are not yet due and payable with respect to any Acquired Corporation for taxable periods or portions thereof ending on or before the date of the most recent financial statements of the Company. All Taxes of the Acquired Corporations incurred through the date of the most recent financial statements of the Company do not exceed Taxes accrued on such financial statements, and all Taxes of the Acquired Corporations accrued following the end of the most recent period covered by the most recent financial statements of the Company have been accrued in the ordinary course of business.

(d)           To the knowledge of the Company, no Legal Proceeding involving the IRS or any other Governmental Body is pending, ongoing, or has been threatened in writing against or with respect to any Acquired Corporation in respect of any income or other material Tax, and no deficiency of income or other material Taxes has been asserted in writing as a result of any audit or examination by any Governmental Body that has not been paid.

(e)           No Acquired Corporation (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company or another Acquired Corporation), or (ii) has any material liability for the Taxes of any other Person (other than another Acquired Corporation) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. law), or as a transferee or successor or otherwise (other than pursuant to agreements not primarily related to Taxes and entered into in the ordinary course of business).

(f)            During the two (2)-year period ending on the date of this Agreement, none of the Acquired Corporations has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(g)           No Acquired Corporation has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any comparable provision of state, local or non-U.S. law (including European Council Directive 2011/16 (“DAC 6”) and domestic implementation of DAC 6). Each Acquired Corporation has disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Section 6662 of the Code (or any corresponding or similar provision of state, local or non-U.S. law).

(h)           No Acquired Corporation will be required to include any material item of income in, or exclude any material item of deduction from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date as a result of transactions or events occurring, or accounting methods employed, prior to the Closing, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing, (iii) installment sale, intercompany transaction or open transaction disposition made prior to the Closing, or any “excess loss account” within the meaning of the regulations under Section 1502 of the Code (or any analogous or similar provision of state, local or non-U.S. Tax law) existing as of immediately prior to the Closing, or (iv) prepaid amount or any other income eligible for deferral under the Code or Treasury Regulations promulgated thereunder (including, without limitation, pursuant to Sections 451, 455 or 456 of the Code) received on or prior to the Closing Date

(i)            None of the Acquired Corporations has made an election under Section 965(h) of the Code or otherwise has any liability for Taxes pursuant to Section 965 of the Code that has not been fully paid to the appropriate Governmental Body.

(j)            No Acquired Corporation is party to, bound by or has any obligation under any Tax allocation or Tax sharing agreement or any express or implied Tax indemnity or other Tax allocation agreement or arrangement with any Person, other than any agreement not primarily related to Taxes and entered into in the ordinary course of business.

(k)           There are no material Encumbrances with respect to Taxes upon any of the assets or properties of any Acquired Corporation, other than Permitted Encumbrances.

(l)            Section 2.15(l) of the Company Disclosure Schedule discloses for each Acquired Corporation (i) all applied for or received loans or payments under the CARES Act and COVID Relief Programs, (ii) Tax credits claimed under the CARES Act and COVID Relief Programs and (iii) any other credits, deferrals (including any deferral of the employer portion of any payroll Taxes) or benefits available that any Acquired Corporation availed itself of under the CARES Act and COVID Relief Programs. None of the Acquired Corporations will have any liability for Taxes with respect to any relief claimed under the CARES Act and COVID Relief Programs for any Tax period (or portion thereof) prior to the Closing in a Tax period (or portion thereof) beginning after the Closing.

(m)          Each Acquired Corporation has timely and accurately filed all required foreign accounts on a Report of Foreign Bank Accounts on FinCEN Form 114.

(n)           Except as otherwise set forth in Section 2.15(n) of the Company Disclosure Schedule, none of the Acquired Corporations has been or is currently the beneficiary of a Tax holiday (or similar benefit) from any Governmental Body. The Acquired Corporations are, and have been, in full compliance with any Tax holiday (or similar benefit) from any Governmental Body disclosed in Section 2.15(n) of the Company Disclosure Schedule.

(o)           None of the Acquired Corporations owns, directly or indirectly, any equity interest in a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”) or has ever been classified as a PFIC.

(p)           All transactions entered into or conducted by any Acquired Corporation with any Person who is a member of the “controlled group” (within the meaning of Treasury Regulations Section 1.482-1 or any similar or comparable provision of any state, local or non-U.S. law) of which such Acquired Corporation is a member have been made in material compliance with Section 482 of the Code and the Treasury Regulations thereunder and no Governmental Body has imposed or, to the knowledge of the Company, has a basis to impose, any different terms on any such transactions. None of the Acquired Corporations is a party to any advance pricing agreement, or any similar contract or agreement, with any Governmental Body.

(q)           None of the Acquired Corporations has filed (or has had filed on its behalf) a request for (i) private letter ruling, (ii) technical advice, or (iii) change of any method of accounting, in each case, with any Governmental Body that relates to Taxes or Tax Returns of any of the Acquired Corporations.

(r)            None of the Acquired Corporations has (i) entered into any settlement or arrangement (including a closing agreement within the meaning of Section 7121 of the Code or a comparable or similar provision of state, local or non-U.S. law) with any Governmental Body that would be binding and result in a material Tax liability for any Tax period (or portion thereof) ending after the Closing Date or (ii) granted any power of attorney with respect to any Taxes that will be in force following the Closing.

(s)           None of the Acquired Corporations violated any antiboycott prohibitions, or failed to comply with the reporting requirements, of the Tax Reform Act of 1976 (26 U.S.C. § 999).

2.16        Employee Matters

(a)           Neither the Company nor any of its Subsidiaries is, nor at any time since the Applicable Date has been, a party to, bound by or negotiated, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees, and no employees of the Company or its Subsidiaries are or have been represented by any labor union or other labor organization or works council with respect to their employment with the Company or its Subsidiaries. No Acquired Corporation has, or at any time since the Applicable Date had, any duty to bargain with any labor organization or works council. To the knowledge of the Company, there have never been any activities or proceedings of any labor union to organize any current or former employees of the Acquired Corporations. No labor dispute, strike or work stoppage against any Acquired Corporation is now pending, has occurred in the past, or, to the knowledge of the Company, is now threatened that would reasonably be expected to interfere with the business activities of the Acquired Corporations. No Acquired Corporation is, or has since the Applicable Date, engaged in any unfair labor practice.

(b)           The Acquired Corporations are, and at all times since the Applicable Date have been, in compliance in all material respects with all Legal Requirements governing the employment of labor, including Legal Requirements relating to employment practices, wages, compensation and benefits, hours, classification of employees and independent contractors, overtime and overtime payment, working during rest days, social benefits contributions, severance pay, affirmative action, collective bargaining, discrimination, harassment, retaliation, civil rights, disability rights or benefits, terms and conditions of employment, immigration, safety and health, hiring, promotions, plant closings, and termination of service, severance, gratuity, pay transparency and disclosures, pay equity, privacy, leaves of absence, paid sick leave, unemployment insurance, child labor, whistleblowing, pension insurance, medical insurance, work-related-injury insurance, maternity insurance, contributions to the public housing fund, the withholding and payment of social security and other Taxes, and COVID-19 (“Employment Practices”), such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, ERISA, the Fair Labor Standards Act, the Americans with Disabilities Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, the National Labor Relations Act of 1935, Executive Order 11246 and any other executive orders or regulations governing affirmative action, EEO and VETS-100 reporting obligations, and the Immigration and Nationality Act and other similar Legal Requirements of the jurisdictions in which the Acquired Corporations are qualified or do business.

(c)           There are no, nor have there been at any time since the Applicable Date any, Legal Proceedings pending or, to the knowledge of the Company, threatened or reasonably anticipated involving any current or former employee or independent contractor of any Acquired Corporation (collectively, “Workers”) or group of Workers or involving non-compliance with Employment Practices. No Acquired Corporation is, nor at any time since the Applicable Date has been, a party to a conciliation agreement, consent decree or other agreement or order with any Governmental Body with respect to Employment Practices. Since the Applicable Date, no current or former Worker has filed a complaint or claim with an Acquired Corporation with respect to Employment Practices.

(d)           No Acquired Corporation has at any time since the Applicable Date taken any action that (i) would constitute a “mass layoff” or “plant closing” within the meaning of the Worker Readjustment and Notification Act (29 U.S.C. § 2101) (the “WARN Act”) or would otherwise trigger notice requirements or liability under any other Legal Requirement that is comparable to the WARN Act or (ii) resulted in the termination of employment of 50 or more Workers or more than 10% of the Workers of the Acquired Corporations during any 90-day period. No Acquired Corporation has any plans to undertake any action that would trigger the WARN Act or other similar notification requirements. The Acquired Corporations are, and have been at all times since the Applicable Date, in full compliance with the WARN Act and any applicable state laws or other Legal Requirements regarding redundancies, reductions in force, mass layoffs, and plant closings, including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff, or plant closing to affected employees, representatives, any state dislocated worker unit and local government officials, or any other Governmental Body.

(e)           To the knowledge of the Company, no current or former Worker is or has been at any time since the Applicable Date in any material respect in violation of any employment contract, non-disclosure, confidentiality agreement, non-competition agreement, non-solicitation agreement, restrictive covenant, or consulting agreement with an Acquired Corporation. To the knowledge of the Company, no current or former Worker has been at any time since the Applicable Date in any material respect in violation of any employment contract, non-disclosure, confidentiality agreement, non-competition agreement, non-solicitation agreement, restrictive covenant or consulting agreement with a former employer or service recipient relating to the right of any such Worker to be employed by or provide services to the Acquired Corporations because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

(f)            All employees of the Acquired Corporations are employed on an at will basis, except as provided by applicable Legal Requirements outside of the United States.

2.17        Benefit Plans

(a)           Section 2.17(a) of the Company Disclosure Schedule sets forth an accurate and complete list of the material Employee Plans (other than (i) any employment agreements for non-officer employees of the Company or its Subsidiaries that do not provide for any severance rights, (ii) equity grant notices with respect to awards disclosed on Section 2.3(g) of the Company Disclosure Schedule and that do not materially deviate from the forms delivered or made available to Parent prior to the execution of this Agreement in accordance with Section 2.17(k), or (iii) agreements with individual consultants entered into in the ordinary course of business consistent with past practice). To the extent applicable, the Company has either delivered or made available to Parent prior to the execution of this Agreement with respect to each material Employee Plan accurate and complete copies of: (A) all plan documents and all amendments thereto, and all related trust or other funding documents, and in the case of unwritten material Employee Plans, written descriptions thereof, (B) the most recent annual actuarial valuation, if any, and the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), (C) all material correspondence to or from the IRS, the United States Department of Labor or any other Governmental Body with respect to an Employee Plan, (D) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the IRS or the United States Department of Labor, and (E) the most recent summary plan descriptions and any material modifications thereto.

(b)           Neither the Company nor any ERISA Affiliate has ever maintained, contributed to, been required to contribute to, or otherwise incurred any liability with respect to, (i) a plan subject to Title IV or Section 302 of ERISA or Code Section 412 or 4971, including any “single employer” defined benefit plan or any “multiemployer plan,” each as defined in Section 4001 of ERISA, or (ii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(c)           Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, each such Employee Plan has timely adopted all currently effective amendments to the Code, and, to the knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be expected to affect the qualified status of any such Employee Plan.

(d)           Each of the Employee Plans is now and has been operated in compliance in all material respects with its terms and all applicable Legal Requirements, including but not limited to ERISA and the Code.

(e)           There are no pending or threatened claims (other than routine claims for benefits in the ordinary course of business consistent with past practice) or Legal Proceedings, and, to the knowledge of the Company, no set of circumstances exists that may reasonably give rise to a claim or Legal Proceeding, against the Employee Plans, any fiduciaries thereof or the assets of any related trusts. No Employee Plan is under audit or, to the Company’s knowledge, the subject of an investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Body, nor is any such audit or investigation pending or, to the knowledge of the Company, threatened. The Company is not and could not reasonably be expected to be subject to either a material liability pursuant to Section 502 of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code.

(f)            Each Employee Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code complies both in form and operation with the requirements of Section 409A of the Code in all material respects.

(g)           All contributions required to be made to any Employee Plan by applicable Legal Requirements or otherwise, and all premiums due or payable with respect to insurance policies funding any Employee Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements of the Company in accordance with GAAP.

(h)           Except to the extent required under Section 601 et seq. of ERISA or 4980B of the Code (or any other similar state or local Legal Requirement), no Acquired Corporation, ERISA Affiliate nor any Employee Plan has any present or future obligation to provide post-employment welfare benefits to or make any payment to, or with respect to, any present or former employee, officer, director or service provider of the Acquired Corporations pursuant to any retiree medical benefit plan or other retiree welfare plan.

(i)            Except as provided in Section 1.8, the consummation of the Transactions (including in combination with other events or circumstances) will not (i) entitle any current or former employee, director, officer, independent contractor or other service provider of an Acquired Corporation to severance pay, unemployment compensation or any other material payment, (ii) accelerate the time of payment or vesting, or increase the amount of, compensation or benefits due to any such employee, director, officer, independent contractor, (iii) directly or indirectly cause an Acquired Corporation to transfer or set aside any material assets to fund any payments or benefits under any Employee Plan, or (iv) result in any limitation on the right of an Acquired Corporation to amend, merge, terminate or receive a reversion of assets from any Employee Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by an Acquired Corporation in connection with the Transactions (whether alone or in combination with other events or circumstances) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(j)            No Employee Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(k)           The Company has made available to Parent copies of the Company Equity Plans and the forms of all agreements and instruments relating to or issued under the Company Equity Plans. Each outstanding Company Option has an exercise price equal to or above the fair market value on the date of grant (within the meaning of Section 409A of the Code) and is otherwise not subject to Section 409A of the Code.

(l)            No Employee Plan is subject to the Legal Requirements of a jurisdiction other than the United States (whether or not United States Legal Requirements also apply) or covers employees or other service providers of any Acquired Corporation working primarily outside the United States.

2.18        Environmental Matters.

(a)           The Acquired Corporations are and since the Applicable Date have been in compliance, in all material respects, with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of their business.

(b)           As of the date of this Agreement, there is no Legal Proceeding relating to or arising under any Environmental Law that is pending or, to the knowledge of the Company, threatened against any Acquired Corporation or in respect of any Leased Real Property, except as would not be material to the Acquired Corporations taken as a whole.

(c)           Since the Applicable Date through the date of this Agreement, no Acquired Corporation has received any written notice, report or other information of or entered into any legally binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved material violations, liabilities or requirements on the part of any Acquired Corporation relating to or arising under Environmental Laws.

(d)           To the knowledge of the Company, there are, and since the Applicable Date have been, no Hazardous Materials present or Releases on, at, under or from any property or facility, including the Leased Real Property, in a manner and concentration that would reasonably be expected to result in any material claim against or material liability of an Acquired Corporation under any Environmental Law.

(e)           No Acquired Corporation has assumed, undertaken, or otherwise become subject to any material liability of another Person relating to Environmental Laws.

2.19        Insurance. The Company has delivered or made available to Parent accurate and complete copies of all material insurance policies and self-insurance programs relating to the business, assets and operations of the Acquired Corporations. The Acquired Corporations maintain insurance coverage in such amounts and covering such risks as are in accordance, in all material respects, with normal industry practice for companies of similar size and stage of development. All such insurance policies are in full force and effect, no notice of termination, cancellation, non-renewal or material modification has been received (other than a notice in connection with ordinary renewals), all premiums due and payable thereon have been paid in accordance with the terms of such policies and there is no existing material default or event which, with the giving of notice or lapse of time or both, would constitute a material default, by any insured thereunder. As of the date of this Agreement, there is no claim pending under any of the Company’s insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, except as would not be, or would not reasonably be expected to be, material to the Acquired Corporations taken as a whole.

2.20        Legal Proceedings; Orders.

(a)           There are no Legal Proceedings pending and served (or, to the knowledge of the Company, pending and not served or threatened) against any Acquired Corporation or, to the knowledge of the Company, against any present or former officer, director or employee of an Acquired Corporation in such individual’s capacity as such, except as, individually or taken together (i) would not be, or would not reasonably be expected to be, material to the Acquired Corporations taken as a whole and (ii) would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions in a timely manner.

(b)           There is no material order, writ, injunction or judgment to which an Acquired Corporation is subject.

(c)           To the knowledge of the Company, no material investigation or review by any Governmental Body with respect to an Acquired Corporation is pending or is being threatened.

2.21        Authority; Binding Nature of Agreement. The Company has the corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement and to consummate the Transactions, including the Merger, subject to the adoption of this Agreement by holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”). The Company has taken all corporate action necessary, and no other corporate actions or proceedings on the part of the Company or vote of the Company’s stockholders is necessary to authorize the consummation of the Transactions, other than, in the case of the Merger, the Company Stockholder Approval. The Board of Directors has unanimously (a) determined that this Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interest of, the Company and its stockholders, (b) declared it advisable to enter into this Agreement, (c)  approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, (d) resolved that the Merger shall be governed by Section 251(c) of the DGCL, upon the terms and subject to the conditions set forth in this Agreement, and (e) resolved to recommend that the stockholders of the Company adopt this Agreement at any meeting of the Company’s stockholders held for such purpose and any adjournment or postponement thereof on the terms and subject to the conditions of this Agreement. The resolutions in the foregoing sentence, subject to the Board of Directors effecting a Company Adverse Change Recommendation in accordance with Section 5.1, have not been subsequently withdrawn or modified in a manner adverse to Parent. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Guarantor, Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles.

2.22        Takeover Laws. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 3.8, the Board of Directors has taken and will take all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL and any other Takeover Law are, and will be inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other Transactions.

2.23        Non-Contravention; Consents.

(a)           Assuming compliance with the applicable provisions of the DGCL, the HSR Act, any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws (if any), and the rules and regulations of the SEC and Nasdaq, the execution and delivery of this Agreement by the Company and the consummation of the Transactions will not: (i) cause a violation of any of the provisions of the certificate of incorporation or bylaws (or other organizational documents) of any Acquired Corporation; (ii) cause a violation by any Acquired Corporation of any Legal Requirement or order applicable to an Acquired Corporation, or to which an Acquired Corporation is subject; (iii) require any consent or notice under, conflict with, result in breach of, or constitute a default under (or an event that with notice or lapse of time or both would become a default), or give rise to any right of purchase, termination, amendment, cancellation, acceleration or other adverse change of any right or obligation or the loss of any benefit to which an Acquired Corporation is entitled under any provision of any Contract; or (iv) result in an Encumbrance (other than a Permitted Encumbrance) on any of the property or assets of any Acquired Corporation; except, in the case of clauses (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           Except for the filing of the certificate of merger with the Secretary of State of the State of Delaware or as may be required by the Exchange Act (including the filing with the SEC of the Merger Proxy Statement and such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions), the DGCL, the HSR Act and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws (if any) and the applicable rules and regulations of the SEC and any national securities exchange, the Acquired Corporations are not required to give notice to, make any filing with, or obtain any Consent from any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement by the Company, or the consummation by the Company of the Merger or the other Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.24        Opinion of Financial Advisors. The Board of Directors has received the oral opinion of each of BofA Securities, Inc. and Centerview Partners LLC (together, the “Company Financial Advisors”), to be subsequently confirmed by delivery of each Company Financial Advisor’s written opinion to the Board of Directors to the effect that, as of the date of the opinion and subject to the factors and assumptions set forth in such written opinion, the Merger Consideration to be paid to the holders of Shares (other than excluded shares as provided in such opinions) in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company will make available to Parent solely for informational purposes and on a non-reliance basis, a signed copy of each such written opinion as soon as possible following the date of this Agreement.

2.25        Brokers and Other Advisors. Except for the Company Financial Advisors, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has made available to Parent accurate copies of all agreements under which any such fee, commission or expense reimbursement is payable and all indemnification and other agreements related to the engagement of the persons to whom any such fee is payable.

2.26        Acknowledgment by Company. The Company is not relying and has not relied on any representations or warranties whatsoever regarding the Transactions or the subject matter of this Agreement, express or implied, except for the representations and warranties of Guarantor set forth in Section 8.10(b) and of Parent and Merger Sub set forth in Section 3. Such representations and warranties by Guarantor, Parent and Merger Sub constitute the sole and exclusive representations and warranties of Guarantor, Parent and Merger Sub in connection with the Transactions and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Guarantor, Parent and Merger Sub.

Section 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1          Due Organization. Each of Parent and Merger Sub is a corporation or other Entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; and (b) to own and use its assets in the manner in which its assets are currently owned and used, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

3.2          Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged, and prior to the Effective Time will not engage, in any business activities or conducted any operations other than as contemplated by this Agreement in connection with the Transactions and those incident to Merger Sub’s formation and capitalization. Either Parent or a wholly owned Subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub, free and clear of all Encumbrances and transfer restrictions, except for Encumbrances or transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws.

3.3          Authority; Binding Nature of Agreement. Parent and Merger Sub each have the corporate power and authority to execute and deliver and perform their respective obligations under this Agreement and to consummate the Transactions. The board of directors of each of Parent and Merger Sub have approved the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Transactions, including the Merger. This Agreement has been duly executed and delivered by Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles.

3.4          Non-Contravention; Consents.

(a)           Assuming compliance with the applicable provisions of the DGCL, the HSR Act and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws (if any), and the rules and regulations of the SEC and Nasdaq, the execution and delivery of this Agreement by Parent and Merger Sub, and the consummation of the Transactions, will not: (i) cause a violation of any of the provisions of the certificate of incorporation or bylaws (or other organizational documents) of Parent or Merger Sub; (ii) cause a violation by Parent or Merger Sub of any Legal Requirement or order applicable to Parent or Merger Sub, or to which Parent or Merger Sub are subject; or (iii) require any consent or notice under, conflict with, result in breach of, or constitute a default under (or an event that with notice or lapse of time or both would become a default), or give rise to any right of purchase, termination, amendment, cancellation, acceleration or other adverse change of any right or obligation or the loss of any benefit to which Parent or Merger Sub is entitled under any provision of any Contract, except in the case of clauses (ii) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Except for the filing of the certificate of merger with the Secretary of State of the State of Delaware or as may be required by the Exchange Act, Takeover Laws, the DGCL, the HSR Act and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws (if any) and the applicable rules and regulations of the SEC and any national securities exchange, neither Parent nor Merger Sub, nor any of Parent’s other Affiliates, is required to give notice to, make any filing with or obtain any Consent from any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement by Parent or Merger Sub or, as provided by Section 8.10(b), Guarantor, or the consummation by Parent or Merger Sub of the Merger or the other Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. No vote of Parent’s, Merger Sub’s or Guarantor’s stockholders is necessary to approve this Agreement or any of the Transactions (except as has been obtained prior to the execution and delivery of this Agreement).

3.5          Disclosure. None of the information with respect to Parent or Merger Sub supplied or to be supplied by or on behalf of Parent or Merger Sub or any of their Subsidiaries, specifically for inclusion or incorporation by reference in the Merger Proxy Statement will, (a) at the time such document is filed with the SEC, (b) at any time such document is amended or supplemented or (c) at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For clarity, the representations and warranties in this Section 3.5 will not apply to statements or omissions included or incorporated by reference in the Merger Proxy Statement based upon information supplied by the Company to Parent or Merger Sub or any of their respective Representatives on behalf of the Company specifically for inclusion therein.

3.6          Absence of Litigation. As of the date of this Agreement, there is no Legal Proceeding pending and served or, to the knowledge of Parent, pending and not served, against Parent or Merger Sub, except as would not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. To the knowledge of Parent or Merger Sub, as of the date of this Agreement, neither Parent nor Merger Sub is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except as would not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

3.7          Funds. Guarantor has, and as of the Effective Time will have, through cash, marketable investments and existing credit facilities (and will make available to Parent and Merger Sub in a timely manner) immediately available funds in cash in an amount sufficient to carry out all of Parent’s and Merger Sub’s obligations under this Agreement and to consummate the Transactions by payment in cash of the aggregate Merger Consideration payable following the Effective Time and the aggregate amounts payable to holders of Company Options, Company RSUs and Company PSUs following the Effective Time pursuant to Sections 1.8(a), 1.8(c) and 1.8(d).

3.8          Ownership of Shares. Except as contemplated by this Agreement, neither Parent nor any of Parent’s Affiliates, directly or indirectly, owns, and at all times for the past three (3) years, neither Parent nor any of Parent’s Affiliates has owned, beneficially or otherwise, any Shares or any securities, Contracts or obligations convertible into or exercisable or exchangeable for Shares. Neither Parent nor any of Parent’s Affiliates is, nor for the past three (3) years has been, an “interested stockholder” of the Company under Section 203(c) of the DGCL.

3.9          Acknowledgement by Parent and Merger Sub.

(a)           Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the Transactions or the subject matter of this Agreement, express or implied, except for the representations and warranties of the Company set forth in Section 2, including the Company Disclosure Schedule. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of any of the Acquired Corporations in connection with the Transactions and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Acquired Corporations.

(b)           In connection with the due diligence investigation of the Acquired Corporations by Parent and Merger Sub and their respective Affiliates, stockholders or Representatives, Parent and Merger Sub and their respective Affiliates, stockholders and Representatives have received and may continue to receive after the date hereof from the Company, the other Acquired Corporations and their respective Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Acquired Corporations and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and agree that, except in the case of fraud, Parent and Merger Sub will have no claim against the Acquired Corporations, or any of their respective Affiliates, stockholders or Representatives, or any other Person with respect thereto unless any such information is expressly included in a representation or warranty contained in this Agreement. Accordingly, Parent and Merger Sub hereby acknowledge and agree that neither the Acquired Corporations nor any of their respective Affiliates, stockholders or Representatives, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly included in a representation or warranty contained in this Agreement.

3.10        Brokers and Other Advisors. Except for Persons, if any, whose fees and expenses shall be paid by Parent or Merger Sub, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub, or any of their respective Subsidiaries.

Section 4

CERTAIN COVENANTS OF THE COMPANY

4.1          Access and Investigation; Notice of Certain Events.

(a)           During the period from the execution and delivery of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement pursuant to Section 7 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Company shall, and shall cause the other Acquired Corporations and the respective Representatives of the Acquired Corporations to, provide Parent and Parent’s Representatives with reasonable access to the Acquired Corporations’ Representatives and to their properties and assets, and to all existing books, records, documents and information relating to the Acquired Corporations, and promptly provide Parent and Parent’s Representatives with all reasonably requested information regarding the business of the Acquired Corporations and such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request, in each case for any reasonable business purpose related to the Transactions and the integration of the Acquired Corporations into the operations of Parent; provided, however, that any such access to the Acquired Corporations’ assets and personnel shall be conducted at Parent’s expense, at a reasonable time, and under the supervision of appropriate personnel of the Acquired Corporations and all such information shall be requested in such a manner as not to unreasonably interfere with the normal operation of the business of the Acquired Corporations. Nothing herein shall require any of the Acquired Corporations to disclose any information to Parent if such disclosure would, in the Company’s reasonable discretion (after consultation with outside counsel) and after notice to Parent (i) jeopardize any attorney-client or other legal privilege (so long as the Acquired Corporations have reasonably cooperated with Parent and used their reasonable best efforts to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto), (ii) contravene any applicable Legal Requirement (so long as the Acquired Corporations have reasonably cooperated with Parent and used their reasonable best efforts to permit disclosure to the extent permitted by Legal Requirements, e.g., through the use of customary “clean room” arrangements pursuant to which certain Representatives of Parent could be provided access to such information) or (iii) contravene any Contract to which an Acquired Corporation is a party or by which an Acquired Corporation is bound as of the date of this Agreement (so long as the Acquired Corporations have reasonably cooperated with Parent and used their reasonable best efforts to permit disclosure on a basis that would not contravene such Contract). Notwithstanding the foregoing, nothing in this Section 4.1 shall require an Acquired Corporation to disclose any information to Parent or Parent’s Representatives to the extent such information relates to the applicable portions of the minutes of the meetings of the Board of Directors or any committee thereof (including any presentations or other materials prepared by or for the Board of Directors or such committee thereof) in which the Board of Directors or committee thereof discussed (x) the Transactions, or any similar transaction involving an Acquired Corporation, (y) any Acquisition Proposal or (z) a Company Adverse Change Recommendation; provided that upon Parent's request in accordance with this Section 4.1, the Company shall disclose versions of such minutes, presentations or other materials to Parent and its Representatives in which such information is redacted. With respect to the information disclosed pursuant to this Section 4.1, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the Confidential Disclosure Agreement dated May 22, 2022, between the Company and Guarantor (as amended, the “Confidentiality Agreement”).

(b)           Subject to applicable Legal Requirements, during the Pre-Closing Period, each of the Company and Parent shall promptly notify the other in writing of (i) any notice or other communication received by such Party from any Governmental Body in connection with this Agreement, the Merger or the other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions; or (ii) any Legal Proceeding commenced or, to such Party’s knowledge, threatened in writing, against the other Party or any of its Subsidiaries or otherwise relating to, involving or affecting such Party or any of its Subsidiaries, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction. In furtherance of the foregoing, during the Pre-Closing Period, the Company shall promptly furnish Parent a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Legal Requirements and a copy of any communication received by the Company from the SEC concerning compliance with securities laws with respect to matters unrelated to the Transactions.

(c)           No investigation conducted or notice given pursuant to this Section 4.1 shall affect or be deemed to qualify, modify or limit, or cure the breach of, any representation or warranty made by the Company in this Agreement.

4.2          Operation of the Acquired Corporations’ Business. During the Pre-Closing Period, except (x) as expressly required under this Agreement or as required by applicable Legal Requirements, (y) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), or (z) as set forth in Section 4.2 of the Company Disclosure Schedule:

(a)           the Company shall, and shall cause each other Acquired Corporation to, use commercially reasonable efforts to (i) conduct its business in the ordinary course consistent with past practice in all material respects, (ii) preserve intact its material assets (including technology), properties, Contracts, licenses and business organization, (iii) keep available the services of its present executive officers and key employees and (iv) maintain satisfactory business relationships with licensors, licensees, suppliers, lessors, Governmental Bodies and others having material business dealings with the Acquired Corporations; and

(b)           the Acquired Corporations shall not:

(i)           (A) establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares) or enter into any Contract with respect to the voting of its securities, or (B) repurchase, redeem or otherwise reacquire any of the Shares, or any rights, warrants or options to acquire any of the Shares, other than: (1) repurchases of Shares outstanding as of the date hereof pursuant to the Company’s right (under written commitments in effect as of the date hereof that have been made available to Parent) to purchase Shares held by a Company Associate only upon termination of such Person’s employment or engagement by the Company; (2) repurchases or forfeitures of Company Options, Company RSUs or Company PSUs (or, in each case, Shares issued upon the exercise thereof) outstanding on the date hereof (in cancellation thereof) pursuant to the terms of any such Company Option, Company RSU or Company PSU (as in effect as of the date hereof) between the Company and a Company Associate or member of the Board of Directors upon termination of such Person’s employment or engagement by the Company; (3) in connection with withholding to satisfy the exercise price and/or Tax obligations with respect to Company Options, Company RSUs or Company PSUs pursuant to the terms thereof (as in effect as of the date hereof) or (4) between the Company and a wholly owned Acquired Corporation or between wholly owned Acquired Corporations;

(ii)          split, combine, subdivide or reclassify any Shares or other equity interests;

(iii)         sell, issue, grant, deliver, pledge, transfer, encumber, dispose of, or otherwise divest or authorize the sale, issuance, grant, delivery, pledge, transfer, encumbrance disposal or divestiture of (A) any capital stock, equity interest or other security, (B) any option, call option, warrant, restricted securities or other right to acquire any capital stock, equity interest or other security, or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security (except (x) that the Company may issue Shares as required to be issued upon the exercise or vesting (as the case may be) of Company Options, Company RSUs or Company PSUs outstanding as of the date of this Agreement pursuant to the terms thereof (as in effect as of the date hereof), or, subject to the Company’s compliance with Section 5.4, issuable to participants in the Company ESPP in accordance with the terms thereof (as in effect on the date hereof), or (y) with respect to pledges or encumbrances (or authorizations with respect any of the foregoing) constituting (1) Permitted Encumbrances under clause (f) of the definition thereof that are in existence as of the date of this Agreement or (2) Encumbrances created or incurred in connection with any Indebtedness permitted to be established or incurred under Section 4.2(b)(ix));

(iv)         except as set forth in Section 1.8, as required under any Employee Plan as in effect on the date of this Agreement made available to Parent, or as set forth in Section 4.2(b)(iv) of the Company Disclosure Schedule, (A) establish, adopt, enter into, terminate or amend any Employee Plan (or any plan, program, arrangement or agreement that would be an Employee Plan if it were in existence on the date hereof), (B) amend or waive any of their rights under, or accelerate the payment or vesting under, any provision of any of the Employee Plans (or any plan, program, arrangement or agreement that would be an Employee Plan if it were in existence on the date hereof), including any Company Options, Company RSUs or Company PSUs; (C) grant, provide, promise, amend or increase for any employee or director any compensation, bonuses, severance, retention or other payments or benefits; (D) hire or retain any person for employment or to be a consultant with an Acquired Corporation at the level of officer or above, other than hiring an employee (x) to fill a position of an officer that becomes vacant after the date of this Agreement, and (y) with cash compensation and benefits (other than benefits upon severance or a change in control) consistent with past practice; or (E) forgive any loans or other amounts payable to the Company or any of its Subsidiaries by any director, officer, employee or individual consultant of the Company or any of its Subsidiaries;

(v)          amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

(vi)         form any Subsidiary, acquire (including by merger, consolidation, acquisition of stock or assets or otherwise), in one transaction or any series of related transactions, directly or indirectly, any equity interest in, or material assets, businesses (or any division thereof) of, any other Entity or enter into any joint venture, partnership or similar arrangement;

(vii)        make, commit to make, or authorize any capital expenditure (other than in accordance with the capital expenditure budget set forth on Section 4.2(b)(vii) of the Company Disclosure Schedule);

(viii)       acquire, lease, sublease, license, sublicense, pledge, encumber, sell or otherwise dispose of, divest or spin-off, abandon, surrender, cancel, waive, relinquish, covenant not to assert, or permit to lapse or expire (other than any Patent expiring at the end of its statutory term and not capable of being extended or abandonment of any application for registration of any Intellectual Property Right that is not material to the businesses of the Acquired Corporations in the ordinary course of business consistent with past practice), transfer, assign or subject to any Encumbrance (other than Permitted Encumbrances) any material right or other material asset or property or Governmental Authorizations, except, in each case (A) pursuant to any Contracts in effect as of the date of this Agreement which have been made available to Parent, (B) for entering into clinical trial agreements solely with respect to Clinical Trials that are ongoing as of the date of this Agreement (and have been made available to Parent), (C) for entering into material transfer agreements (MTAs) in the ordinary course of business consistent with past practice, (D) sale of inventory in the ordinary course of business, (E) purchases of raw materials and other supplies in the ordinary course of business, and in any event in amounts not exceeding $1,000,000 individually, (F) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Acquired Corporations, (G) capital expenditures permitted by clause (vii) of this Section 4.2(b), (H) transactions between the Company and another Acquired Corporation or between Acquired Corporations or (I) with respect to pledges (x) constituting Permitted Encumbrances under clause (f) of the definition thereof or (y) constituting Encumbrances created or incurred in connection with any Indebtedness permitted to be established or incurred under Section 4.2(b)(ix);

(ix)          lend money or make capital contributions or advances to or make investments in, any Person, or incur, assume, guarantee, endorse or otherwise become responsible for (or amend or modify the terms of) any Indebtedness for borrowed money (except for (A) advances to directors, employees and consultants for travel and other business related expenses in the ordinary course of business consistent with past practice and in compliance with the Company’s policies related thereto, (B) advances of expenses as required under the Company’s certificate of incorporation or bylaws or any indemnification agreement with the Company’s directors or officers made available to Parent and (C) surety bonds or letters of credit entered into for the benefit of Governmental Bodies in connection with the anticipated licensure or distribution of any Product Candidate) other than between or among the Company and the other Acquired Corporations;

(x)           except in the ordinary course of business consistent with past practice or as otherwise permitted by this Section 4.2(b), (A) enter into any Contract which would have been a Material Contract set forth in Sections 2.9(a)(i), 2.9(a)(iii), 2.9(a)(iv), 2.9(a)(v), 2.9(a)(vi), 2.9(a)(viii), 2.9(a)(ix), 2.9(a)(xi) or 2.9(a)(xiv) if such Contract was in effect as of the execution and delivery of this Agreement, or (B) amend, modify, restate or supplement in any material respect, or waive, assign or release any material rights or claims under, or voluntarily terminate, any Material Contract set forth in Sections 2.9(a)(i), 2.9(a)(iii), 2.9(a)(iv), 2.9(a)(v), 2.9(a)(vi), 2.9(a)(viii), 2.9(a)(ix), 2.9(a)(xi) or 2.9(a)(xiv) (or any Contract that would have been a Material Contract set forth in Sections 2.9(a)(i), 2.9(a)(iii), 2.9(a)(iv), 2.9(a)(v), 2.9(a)(vi), 2.9(a)(viii), 2.9(a)(ix), 2.9(a)(xi) or 2.9(a)(xiv) if such Contract was in effect as of the execution and delivery of this Agreement);

(xi)          (A) enter into any Contract which would have been a Material Contract under any subsection of Section 2.9(a) other than the subsections referred to in Section 4.2(b)(x), if such Contract was in effect as of the execution and delivery of this Agreement, or (B) amend, modify, restate or supplement in any material respect, or waive, assign or release any material rights or claims under, or voluntarily terminate, any Material Contract set forth in any subsection of Section 2.9(a) other than the subsections referred to in Section 4.2(b)(x) (or any Contract that would have been a Material Contract under any subsection of Section 2.9(a) other than the subsections referred to in Section 4.2(b)(x), if such Contract was in effect as of the execution and delivery of this Agreement);

(xii)         enter into any agreement, arrangement or commitment that purports to bind or restrict Guarantor or any of its Affiliates, other than, following the Effective Time, the Surviving Corporation and its Subsidiaries;

(xiii)        (A) make any change to any accounting method or accounting period used for Tax purposes; (B) make, rescind or change any material Tax election; (C) file an amended income or other material amended Tax Return; (D) enter into a closing agreement with any Governmental Body regarding any material Tax liability or assessment; (E) settle, compromise or consent to any material Tax claim or assessment or surrender a right to a material Tax refund; (F) waive or extend the statute of limitations with respect to any income or other material Tax or income or other material Tax Return, other than automatic waivers or automatic extensions obtained in the ordinary course of business consistent with past practice; (G) request any private letter, technical advice or similar Tax ruling from any Governmental Body with respect to Taxes; or (H) enter into any Tax allocation, indemnity or sharing agreement (other than any such agreements entered into in the ordinary course of business consistent with past practice and not relating primarily to Taxes);

(xiv)       settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim) against any Acquired Corporation, other than any settlement, release, waiver or compromise that (A) results solely in monetary obligations involving only the payment of monies by the Acquired Corporations of not more than $250,000 in the aggregate (excluding monetary obligations that are funded by an indemnity obligation to, or an insurance policy of, any Acquired Corporations), (B) does not involve the admission of wrongdoing by, does not impose any material restrictions or changes on the business or operations of, and does not involve any injunctive or equitable or other nonmonetary relief (other than immaterial and non-monetary relief incidental thereto) against, any Acquired Corporation, (C) does not provide for the grant to any third party of a license, cross license or other grant of rights to any material Intellectual Property Rights, and (D) provides for a complete release of the claims in dispute giving rise to such settlement, release, waiver or compromise; provided that the settlement, release, waiver or compromise of any Legal Proceeding or claim brought by the stockholders of the Company against the Company and/or its directors relating to the Transactions or a breach of this Agreement or any other agreements contemplated hereby shall be subject to Section 1.7 or Section 5.6, as applicable;

(xv)         commence any material Legal Proceeding against any third Person;

(xvi)        fail to preserve and maintain any material Company IP (other than any Patent expiring at the end of its statutory term and not capable of being extended or abandonment of any application for registration of any Intellectual Property Right that is not material to the businesses of the Acquired Corporations in the ordinary course of business consistent with past practice), or disclose to any third Person (other than pursuant to written confidentiality agreements in the ordinary course of business consistent with past practice), or otherwise fail to use commercially reasonable efforts to preserve and maintain the confidentiality of any material Trade Secrets;

(xvii)       terminate any Clinical Trials in respect of any Product Candidate that are ongoing as of the execution and delivery of this Agreement, other than pursuant to the terms thereof, or commence (alone or with any third party) any new Clinical Trial in respect of any Product Candidate;

(xviii)      (A) create, implement, operate, participate in, or offer any patient assistance or patient support program that offers, provides or intends to provide free drug product (including any Product Candidate) or any cost-sharing assistance, such as co-pay coupons or co-pay cards in relation to a drug product, to any patient, including any federal healthcare program beneficiaries (each, a “Patient Assistance Program”); or (B) offer, make or provide any grants, charitable contributions, donations, sponsorships or similar support (whether in cash or in kind) that relates to or otherwise supports any third-party Patient Assistance Program (including any co-pay assistance foundation);

(xix)        fail to maintain in full force and effect the existing insurance policies of the Acquired Corporations or to renew or replace such insurance policies with comparable insurance policies;

(xx)         enter into, adopt or amend any collective bargaining agreement or other agreement with any labor organization or works council (except to the extent required by applicable Legal Requirements);

(xxi)        adopt or implement any stockholder rights plan or similar arrangement;

(xxii)       adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Acquired Corporations; or

(xxiii)      authorize any of, or agree or commit to take, any of the actions described in the foregoing clauses (i) through (xxii) of this Section 4.2(b).

Notwithstanding the foregoing, nothing contained herein shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Acquired Corporations prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its, if applicable, Subsidiaries’ respective operations.

4.3          No Solicitation.

(a)           For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) contains provisions that are not less favorable to the Company than those contained in the Confidentiality Agreement and (ii) does not prohibit any Acquired Corporation from providing any information to Parent in accordance with this Section 4.3 or otherwise prohibit the Acquired Corporations from complying with the provisions of this Section 4.3.

(b)           Except as expressly permitted by this Section 4.3, during the Pre-Closing Period the Acquired Corporations shall not, and shall direct and use their reasonable best efforts to cause their Representatives not to, directly or indirectly (i) continue any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal; (ii) (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information in connection with, or for the purpose of soliciting or knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or (C) adopt, approve, endorse, recommend, declare advisable, or enter into any letter of intent, memorandum of understanding, agreement in principle, term sheet, or similar agreement whether binding or nonbinding, or any Contract, in each case, with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal or that would reasonably be expected to cause the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with the consummation of, the Transactions (other than an Acceptable Confidentiality Agreement); (iii) waive or release any Person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other Contract, or take any action to exempt any Person (other than Parent, Merger Sub or their Affiliates) from the restrictions on “business combinations” or any similar provision contained in applicable Takeover Laws or the organizational and other governing documents of an Acquired Corporation, unless in the case of this clause (iii), the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements and notifies Parent of any such waiver, release, forbearance or amendment; or (iv) resolve or publicly propose to take any of the actions set forth in the foregoing clauses (i) through (iii) of this  Section 4.3(b). As promptly as reasonably practicable (and in any event within 24 hours) following the execution and delivery of this Agreement, the Company shall terminate access to any data room or similar facility established by the Company in connection with a potential Acquisition Proposal (including the process that culminated in the execution and delivery of this Agreement), and request (unless such a request was previously made by an Acquired Corporation before the execution and delivery of this Agreement) the prompt return or destruction of all non-public information previously furnished to any Person (other than Guarantor, Parent, Merger Sub and their respective Representatives) that has since October 1, 2019 made or indicated an intention to make an Acquisition Proposal or executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal. The Company shall be fully responsible for any action taken by its or the other Acquired Corporations’ Representatives that, had such action been taken by the Company, would constitute a breach of this Section 4.3 and any such action taken by any Representative of an Acquired Corporation shall constitute a breach of this Section 4.3 by the Company.

(c)           Notwithstanding anything in this Agreement to the contrary, if at any time after the execution and delivery of this Agreement and prior to the receipt of the Company Stockholder Approval (the “Cut-off Time”) any Acquired Corporation receives a bona fide written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made or renewed after the execution and delivery of this Agreement and did not arise out of or result from a material breach of this Section 4.3 or Section 5.1, and the Board of Directors determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that (i) such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Offer and (ii) the failure to take such action described in clauses (x) or (y) of this Section 4.3(c) would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements, then the Company and its Representatives may until the Cut-off Time, (x) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Acquired Corporations to the Person or group of Persons who has made such Acquisition Proposal and the Representatives of such Person or group of Persons; provided that the Company shall substantially concurrently provide to Parent any information concerning the Acquired Corporations that is provided to any Person to the extent access to such information is not then available to Parent and its Representatives, and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal and the Representatives of such Person or group of Persons. If the Board of Directors makes any determination described in the foregoing clauses (i) or (ii) of this Section 4.3(c) or initially takes any action set forth in the foregoing clauses (x) or (y) of this Section 4.3(c), the Company shall notify Parent within 24 hours thereof.

(d)           During the Pre-Closing Period, the Company shall (i) promptly (and in any event within 24 hours after receipt thereof by an Acquired Corporation) notify Parent if any request, inquiry, proposal or offer with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal is received by any Acquired Corporation or any Representative thereof and provide to Parent (w) copies of any written request, inquiry, proposal, offer or other materials, including proposed agreements (including any proposed term sheet, letter of intent, acquisition agreement, financing commitments, or similar agreements with respect thereto) received in connection therewith, (x) a summary of any material unwritten terms and conditions thereof, (y) a summary of the nature of any information requested, and (z) the name(s) of the Person or group of Persons making such request, inquiry, proposal or offer, (ii) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any such request, inquiry, proposal or offer (including by furnishing copies of any further requests, inquires or proposals, or amendments thereto) on a prompt basis (and in any event within 24 hours of such material development, discussion or negotiation), and (iii) upon the request of Parent, reasonably inform Parent of the status of such Acquisition Proposal.

(e)           Nothing in this Section 4.3 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, including any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or (ii) making any disclosure to the stockholders of the Company that the Board of Directors determines, after consultation with its outside counsel, is required by applicable Legal Requirements; provided, however, that nothing in this Section 4.3(e) shall permit the Board of Directors to make a Company Adverse Change Recommendation and, unless the Board of Directors has made a Company Adverse Change Recommendation in accordance with the provisions of Section 5.1(b) that remains in effect and has not been withdrawn, such disclosure shall state that the Company Board Recommendation continues to be in effect.

4.4          Preparation of Proxy Statement; Stockholder Meeting.

(a)           As promptly as reasonably practicable (and in any event within fifteen (15) business days) after the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement in preliminary form related to the Company Stockholder Meeting (together with any amendments thereof or supplements thereto, the “Merger Proxy Statement”). The Company shall give Parent and its Representatives a reasonable opportunity to review and comment on the initial preliminary Merger Proxy Statement and all subsequent forms or versions of or amendments or supplements to the Merger Proxy Statement prior to the filing thereof with the SEC or dissemination to the holders of Shares and the Company shall give reasonable and good faith consideration to any timely comments thereon made by Parent or its Representatives. Parent and Merger Sub shall promptly supply to the Company in writing, for inclusion in the Merger Proxy Statement, all information concerning Guarantor, Parent and Merger Sub and their controlled Affiliates required under applicable Legal Requirements to be included in the Merger Proxy Statement as is reasonably requested by the Company. Parent, Merger Sub and the Company shall cooperate in good faith to determine the information regarding each of them that is necessary to include in the Merger Proxy Statement in order to satisfy applicable Legal Requirements. The Company covenants and agrees that the Merger Proxy Statement (i) at the time the Merger Proxy Statement (including the preliminary Merger Proxy Statement and all subsequent forms or versions of or amendments or supplements to the Merger Proxy Statement) is filed with the SEC, (ii) at the time the Merger Proxy Statement is first published, sent or disseminated to the holders of Shares, and (iii) at the time of the Company Stockholder Meeting, will (A) comply in all material respects with the Exchange Act and other applicable Legal Requirements and (B) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by the Company with respect to information supplied by or on behalf of Guarantor, Parent or Merger Sub for inclusion or incorporation by reference in the Merger Proxy Statement. Each of Parent, Merger Sub and the Company agrees to respond promptly to any comments of the SEC or its staff and to promptly correct any information provided by it for use in the Merger Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Merger Proxy Statement as so corrected to be promptly filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Legal Requirements. The Company shall (x) promptly notify Parent of the receipt of, and promptly provide Parent copies of, all comments (including oral comments) from, and all correspondence with, the SEC or its staff with respect to the Merger Proxy Statement and shall promptly notify Parent of any request by the SEC or its staff for any amendment or supplement thereto or for additional information, (y) provide Parent and its counsel with a reasonable opportunity to review and comment on any proposed correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Merger Proxy Statement and shall give reasonable and good faith consideration to any timely comments thereon made by Parent or its Representatives and (z) promptly provide Parent with final copies of any correspondence sent by the Company or any of its Representatives to the SEC or its staff with respect to the Merger Proxy Statement, and of any amendments or supplements to the Merger Proxy Statement. The Merger Proxy Statement shall include the Company Board Recommendation, unless the Board of Directors has made a Company Adverse Change Recommendation in compliance with Section 5.1. The Merger Proxy Statement shall include (i) the fairness opinion of the Company’s financial advisors referenced in Section 2.24, (ii) the notice of the Company Stockholder Meeting and (iii) the notice and other information required by Section 262(d) of the DGCL.

(b)           The Company shall establish a record date for, duly call, convene and hold a meeting of its stockholders for the purpose of voting upon the adoption of this Agreement (together with any adjournments or postponements thereof, the “Company Stockholder Meeting”) as reasonably promptly as practicable after the SEC Clearance Date (and shall initially schedule the Company Stockholder Meeting to be held within twenty-five (25) business days from the date of the mailing of the Merger Proxy Statement, or if the Company’s nationally recognized proxy solicitor advises the Company that twenty-five (25) business days from the date of the mailing of the Merger Proxy Statement is insufficient time to obtain the Company Stockholder Approval, such later date to which Parent consents in writing (such consent not to be unreasonably withheld, conditioned or delayed)), and any adjournments or postponements of such meeting shall require the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) other than to the extent necessary to allow reasonable additional time for the filing and/or mailing, and review by the Company’s stockholders prior to the date of the Company Stockholder Meeting, of any supplemental or amended disclosure that the Board of Directors determines in good faith (after consultation with outside legal counsel) is required by applicable Legal Requirements or the rules and regulations of Nasdaq. Notwithstanding the foregoing, the Company may, and Parent may require the Company to, adjourn or postpone the Company Stockholder Meeting two (2) times (for a period of not more than ten (10) business days each but not past three (3) business days prior to the End Date), unless prior to such adjournment or postponement, the Company shall have received an aggregate number of proxies voting for the adoption of this Agreement, which have not been withdrawn, such that the condition in Section 6.1(a) would be satisfied at such meeting if it were to be held without such postponement or adjournment. In connection with the foregoing, the Company shall (i) file the definitive Merger Proxy Statement with the SEC and cause the definitive Merger Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Company Stockholder Meeting as reasonably promptly as practicable (and in any event within four (4) business days) after the date on which the SEC confirms that it has no further comments on the Merger Proxy Statement (the “SEC Clearance Date”); provided, that if the SEC has failed to affirmatively notify the Company within ten (10) days after the initial filing of the Merger Proxy Statement with the SEC that it will or will not be reviewing the Merger Proxy Statement, then such date shall be the “SEC Clearance Date”. Once the Company has established a record date for the Company Stockholder Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholder Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Legal Requirements. Unless the Board of Directors shall have made a Company Adverse Change Recommendation in compliance with Section 5.1, the Company shall use reasonable best efforts to obtain the Company Stockholder Approval, including to solicit proxies in favor of the adoption of this Agreement. Unless this Agreement is validly terminated in accordance with Section 7.1, the Company shall submit this Agreement to its stockholders at the Company Stockholder Meeting even if the Board of Directors shall have made a Company Adverse Change Recommendation or proposed or announced any intention to do so. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last seven (7) business days prior to the date of the Company Stockholder Meeting as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval. Without the prior written consent of Parent, the adoption of this Agreement and a nonbinding advisory vote on compensation matters shall be the only matters (other than related procedural matters) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholder Meeting.

Section 5

ADDITIONAL COVENANTS OF THE PARTIES

5.1          Company Board Recommendation.

(a)           During the Pre-Closing Period, subject to the Board of Directors making a Company Adverse Change Recommendation in accordance with the provisions of Section 5.1(b), neither the Board of Directors nor any committee thereof shall (i) (A) withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation, or (B) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal (any action described in the foregoing clauses (i)(A) and (B) of this Section 5.1(a) being referred to as a “Company Adverse Change Recommendation”) or (ii) adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow the Company to execute or enter into any Contract with respect to any Acquisition Proposal, or Contract that would require, or would reasonably be expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions (other than an Acceptable Confidentiality Agreement).

(b)           Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Cut-off Time:

(i)           if, after the execution and delivery of this Agreement, any Acquired Corporation receives a bona fide written Acquisition Proposal that did not arise out of or result from a material breach of Section 4.3 or Section 5.1(a) from any Person, and such Acquisition Proposal has not been withdrawn, and after consultation with the Company’s financial advisors and outside legal counsel, the Board of Directors shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, (x) the Board of Directors may make a Company Adverse Change Recommendation, or (y) the Company may terminate this Agreement pursuant to Section 7.1(e) to enter into a Specified Agreement with respect to such Superior Offer, but in each case under (x) or (y), only if: (A) the Board of Directors determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements; (B) the Company has given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminating this Agreement pursuant to Section 7.1(e) (a “Determination Notice”) (which notice shall not constitute a Company Adverse Change Recommendation or termination), and, if desired by Parent, during the Negotiation Period, the Company has negotiated in good faith with respect to any revisions to the terms of this Agreement or another proposal, to the extent proposed by Parent, so that such Acquisition Proposal would cease to constitute a Superior Offer; and (C)(1) the Company has, prior to the commencement of the Negotiation Period, provided to Parent information required to have been provided pursuant to Section 4.3(c) and Section 4.3(d), (2) the Company has given Parent the full Negotiation Period to propose revisions to the terms of this Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Offer, and (3) after giving effect to the proposals made by Parent during the Negotiation Period, if any, after consultation with the Company’s financial advisors and outside legal counsel, the Board of Directors has determined, in good faith, that such Acquisition Proposal continues to be a Superior Offer and that the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 7.1(e) would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements. Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not be considered a Company Adverse Change Recommendation and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 5.1. The provisions of this Section 5.1(b)(i) shall also apply to any material amendment (which shall be deemed to include any change to the financial terms thereof) to any Acquisition Proposal and shall require a new Determination Notice; and

(ii)          other than in connection with an Acquisition Proposal, the Board of Directors may make a Company Adverse Change Recommendation in response to an Intervening Event, but only if: (A) the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements; (B) the Company has given Parent a Determination Notice describing in reasonable detail the facts and circumstances resulting in such Intervening Event and that render a Company Adverse Change Recommendation necessary and, if desired by Parent, during the Negotiation Period, the Company has negotiated in good faith with respect to any revisions to the terms of this Agreement or another proposal, to the extent proposed by Parent, so that a Company Adverse Change Recommendation in response to such Intervening Event would no longer be necessary; and (C)(1) the Company has given Parent the full Negotiation Period to propose revisions to the terms of this Agreement or make another proposal so that a Company Adverse Change Recommendation would no longer be necessary, and (2) after giving effect to the proposals made by Parent during the Negotiation Period, if any, after consultation with the Company’s outside legal counsel, the Board of Directors has determined, in good faith, that the failure to make the Company Adverse Change Recommendation would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements.

5.2          Filings, Consents and Approvals.

(a)           Subject to the terms and conditions of this Agreement, the Parties agree to use (and shall cause their respective Affiliates to use) their reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under Antitrust Laws that may be asserted by any Governmental Body so as to enable the Closing to occur as promptly as practicable, but in no case later than the End Date, including providing as promptly as reasonably practicable all information required by any Governmental Body pursuant to its evaluation of the Transactions under the HSR Act or other applicable Antitrust Laws. Subject to the terms of this Section 5.2, the Parties shall (and shall cause their respective Affiliates to) use their reasonable best efforts to obtain from any Governmental Body all consents, approvals, authorizations or orders required to be obtained under Antitrust Laws or to avoid the entry or enactment of any order, directive, judgment, decree or ruling relating to any Antitrust Law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions. Notwithstanding the foregoing and any other provision of this Agreement to the contrary, in no event shall Parent, Merger Sub or any of their Affiliates (including Guarantor) be required to propose, negotiate, undertake, commit to or consent to any divestiture, sale, disposition, licensing, hold separate order or other structural or conduct relief, or other operational undertakings, in order to obtain clearance from any Governmental Body under Antitrust Laws. Nothing in this Section 5.2 shall require Parent, Merger Sub or the Company to take or agree to take any action unless the effectiveness of such action is conditioned upon Closing, and the Company shall not take or propose to undertake any divestiture, sale, disposition, hold separate order or other structural or conduct relief, or other operational undertaking without Parent’s prior consent (which may be given or withheld in Parent’s sole discretion). Notwithstanding the foregoing and any other provision of this Agreement to the contrary, if any Legal Proceeding under Antitrust Laws, whether judicial or administrative, is instituted by a Governmental Body challenging or seeking to restrain or prohibit the consummation of the Transactions, Parent and the Company shall (and shall cause their respective Affiliates to) contest and defend such Legal Proceeding through litigation on the merits in order to seek to avoid entry of, or to have vacated or terminated, any temporary restraining order, preliminary or permanent injunction or other order preventing or prohibiting the consummation of the Transactions prior to the End Date; provided, that in no event shall any Party be required to waive any right or condition set forth in this Agreement.

(b)           Subject to the terms and conditions of this Agreement, (i) each of the Parties shall (and shall cause their respective Affiliates, if applicable, to) promptly, but in no event later than fifteen (15) business days after the date hereof, make an appropriate filing of all notification and report forms as required by the HSR Act with respect to the Transactions, (ii) if Parent reasonably determines that a filing or notification is required to be made with, or any consent, approval, permit or authorization is required to be obtained from, a Specified Antitrust Authority pursuant to prong (ii) of the definition thereof under Antitrust Laws in connection with the Transactions under the circumstances set forth in Section 5.2(c) of the Company Disclosure Schedule, then Parent may make such filing or notification and seek such consent, approval, permit or authorization, and Parent and the Company shall, and shall cause their respective Affiliates to, cooperate with each other in connection therewith, and (iii) the Parties shall (and shall cause their respective Affiliates, if applicable, to) cooperate with each other in promptly determining (such determination to be evidenced by mutual written consent of the Parties, which consent shall not be unreasonably withheld, conditioned or delayed) whether any other filings or notifications are required to be made with, or any other consents, approvals, permits or authorizations are required to be obtained from, any other Governmental Bodies (including any Specified Antitrust Authorities pursuant to prong (iii) of the definition thereof) under Antitrust Laws in connection with the Transactions, and if so, to promptly prepare and make any such filings or notifications and to seek any such other consents, approvals, permits or authorizations (the foregoing clauses (i) through (iii) collectively, “Regulatory Filings”).

(c)           For purposes of this Agreement, “Specified Antitrust Authority” shall mean (i) any U.S. federal or state Governmental Body, (ii) any non-U.S. or supranational Governmental Body listed on Section 5.2(c) of the Company Disclosure Schedule to the extent such Governmental Body’s waiting period, clearance, consent or approval is required under Antitrust Laws in connection with the Transactions and (iii) any other Governmental Body in respect of which a Regulatory Filing is made pursuant to Section 5.2(b)(iii).

(d)           Without limiting the generality of anything contained in this Section 5.2, during the Pre-Closing Period, each Party shall give the other Parties prompt notice of (i) the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought or threatened in writing to be brought by a Governmental Body or brought or threatened in writing to be brought by a third party before any Governmental Body, in each case, with respect to the Transactions (other than any request, inquiry, investigation, action or Legal Proceeding brought or threatened in writing to be brought by the stockholders of the Company against the Company and/or its directors relating to the Transactions or a breach of this Agreement or any other agreements contemplated hereby, which are addressed in Sections 1.7 or 5.6 as applicable), and (ii) its receipt of any notice or other communication from any third party alleging that the consent of a third party is or may be required in connection with the Transactions (the foregoing clauses (i) and (ii), the “Identified Communications”). Additionally, each Party shall (A) keep the other Parties reasonably informed as to the status of any Regulatory Filings and Identified Communications or response thereto, (B) promptly inform the other Parties of, and (wherever practicable) give the other Parties reasonable advance notice of, and the opportunity to participate in, any communication to or from the FTC, DOJ or any other Governmental Body or third party in connection with any such Regulatory Filings and Identified Communication, (C) promptly furnish to the other Parties, copies of documents provided to or received from any Governmental Body in connection with any Regulatory Filings or Identified Communication (other than “4(c) documents” as that term is used in the rules and regulations under the HSR Act, that contain valuation information (which can be redacted)), (D) to the extent reasonably practicable, consult and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Regulatory Filings or Identified Communication, and (E) except as may be prohibited by any Legal Requirement, in connection with any such Regulatory Filings and Identified Communications, give the other Parties reasonable advance notice of, and permit authorized Representatives of the other Party to be present at each meeting or conference relating to such Regulatory Filing or Identified Communication and to have access to and be consulted in connection with any argument, opinion or proposal made or submitted to any third party in connection with such Regulatory Filing or Identified Communication. Notwithstanding anything to the contrary in this Section 5.2, the Parties may (y) as they deem reasonably advisable and necessary based on the advice of outside counsel to prevent a violation of Antitrust Law, designate competitively sensitive materials and information provided to the other under this Section 5.2 as “outside counsel only” and such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials, and (z) redact information provided to one another pursuant to this Section 5.2 to the extent providing such information would (1) contravene any applicable Legal Requirement (so long as the disclosing Party has reasonably cooperated with recipient and used its reasonable best efforts to permit disclosure to the extent permitted by Legal Requirements), (2) jeopardize any attorney-client or other legal privilege (so long as the disclosing Party has reasonably cooperated with recipient and used its reasonable best efforts to permit disclosure on a basis that does not waive such privilege with respect thereto), or (3) contravene any Contract to which the disclosing Party is a party or by which the disclosing Party is bound as of the date of this Agreement (so long as the disclosing Party has reasonably cooperated with the recipient and used its reasonable best efforts to permit disclosure on a basis that would not contravene such Contract).

(e)           Subject to the terms of this Section 5.2, and subject to Parent consulting with and considering in good faith the views and comments of the Company, Parent shall have the right to (i) direct, devise and implement the strategy for obtaining any necessary approval of, and for responding to any request from, or inquiry or investigation by (including directing the nature and substance of all such responses), and lead all meetings and communications (including any negotiations) with, any Governmental Body in connection with Regulatory Filings and (ii) control the defense and settlement of any investigation or Legal Proceeding relating to the Transactions that is brought by or before any Governmental Body in connection with the Regulatory Filings. Notwithstanding the foregoing or anything to the contrary in this Agreement, no Party shall (or shall permit any of its Affiliates to) commit to or agree with any Governmental Body to stay, toll, or extend, any applicable waiting period or enter into any similar timing agreement, without the prior written consent of the other Parties (not to be unreasonably withheld, conditioned or delayed); provided that Parent and Merger Sub shall be permitted without the Company’s consent (it being understood that Parent and Merger Sub may exercise this right only one time) to withdraw their filing under the HSR Act in connection with the Transactions and promptly refile the notification and report forms as required by the HSR Act with respect to the Transactions.

(f)            The Company shall give prompt notice to Parent of any event, development, occurrence, circumstance, change or effect that has had or would reasonably be expected to have a Material Adverse Effect, or would reasonably be expected to make the satisfaction of any of the conditions set forth in Section 6.1 or Section 6.2 impossible or unlikely, and Parent shall give prompt notice to the Company of any event, development, occurrence, circumstance, change or effect that has had or would reasonably be expected to have a Parent Material Adverse Effect, or would reasonably be expected to make the satisfaction of any of the conditions set forth in Section 6.1 or Section 6.3 impossible or unlikely.

(g)           During the Pre-Closing Period, the Company shall, and shall cause the other Acquired Corporations to, to the extent permissible under applicable Legal Requirements, (i) offer Parent the opportunity to consult with the Acquired Corporations prior to any proposed material meeting or other material communication with the FDA, EMA, the Centers for Medicare & Medicaid Services (“CMS”) or any other Specified Governmental Body relating to any Product Candidate or material Governmental Authorization under a Health Care Law, (ii) promptly inform Parent of, and provide Parent with a reasonable opportunity to review, in advance, (A) any material filing proposed to be made by or on behalf of an Acquired Corporation, and (B) any material correspondence or other material communication, in each case (A) or (B) proposed to be submitted or otherwise transmitted to the FDA, EMA, CMS or any other Specified Governmental Body by or on behalf of an Acquired Corporation relating to any Product Candidate or material Governmental Authorization under a Health Care Law, (iii) keep Parent reasonably informed of any material communication (written or oral) with or from the FDA, EMA, CMS or any other Specified Governmental Body or relating to any Product Candidate or Governmental Authorization and (iv) promptly inform Parent and provide Parent with a reasonable opportunity to comment, in each case, prior to making any material change to any study protocol, making any material change to a manufacturing plan or process, making any material change to a development timeline or initiating, or making any material change to, commercialization and reimbursement activities or materials (including promotional and marketing activities and materials) relating to any Product Candidate. The Company shall promptly notify Parent of any material data relating to any Product Candidate, including information related to any serious or unexpected adverse events (as such concepts are contemplated under applicable Health Care Laws) with respect to any Product Candidate, in each case which it discovers after the execution and delivery of this Agreement.

(h)           The delivery of any notice pursuant to this Section 5.2 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party.

5.3          Employee Benefits.

(a)           For a period of one (1) year following the Effective Time, Parent shall provide, or cause to be provided, to each employee of an Acquired Corporation who is employed by an Acquired Corporation as of immediately prior to the Effective Time and who continues to be actively employed by the Surviving Corporation (or any Affiliate thereof, including, for the avoidance of doubt, Parent and Parent’s Affiliates) during such one (1)-year period (each, a “Continuing Employee”) with (i) a base salary or wage rate that is no less than that provided to such Continuing Employee by any Acquired Corporation immediately prior to the Effective Time, (ii) other target cash incentive compensation opportunities that are substantially comparable, in the aggregate, to either (x) those provided to such Continuing Employee by any Acquired Corporation immediately prior to the Effective Time, or (y) those provided by Parent or its Affiliates to similarly situated employees, and (iii) other compensation and employee benefits (excluding equity-based compensation, nonqualified deferred compensation and defined benefit plans) that are substantially comparable, in the aggregate, to either (x) those provided to such Continuing Employee by any Acquired Corporation immediately prior to the Effective Time or (y) those provided by Parent or its Affiliates to similarly situated employees.

(b)           Parent shall cause all Continuing Employees to be eligible to continue to participate in the Surviving Corporation’s health and welfare benefit plans (to the same extent such Continuing Employees were eligible to participate under the Company’s health and welfare benefit plans immediately prior to the Effective Time). To the extent that service is relevant for eligibility or vesting under any benefit plan of Parent and/or the Surviving Corporation (other than equity-based compensation, nonqualified deferred compensation and defined benefit plans), then Parent shall ensure that such benefit plan shall, for purposes of eligibility and vesting, credit Continuing Employees for service prior to the Effective Time with the Company and its Affiliates or their respective predecessors to the same extent that such service was recognized prior to the Effective Time under the corresponding benefit plan of the Company, but no credit for any service will be required that would result in a duplication of benefits. In addition, Parent and/or the Surviving Corporation shall credit each Continuing Employee with paid time off equal to the accrued paid time off such Continuing Employee had accrued with the Company that was unused as of the Effective Time.

(c)           Following the Effective Time, Parent or an Affiliate of Parent shall use commercially reasonable efforts to: (i) waive any preexisting condition limitations otherwise applicable to Continuing Employees and their eligible dependents under any plan of Parent or an Affiliate that provides health benefits in which Continuing Employees are eligible to participate following the Effective Time, other than any limitations that were in effect with respect to such employees immediately prior to the Effective Time under the corresponding Employee Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Continuing Employees and their eligible dependents under the health plans in which they participated immediately prior to transitioning into a plan of Parent or an Affiliate during the portion of the plan year prior to such transition in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent or an Affiliate, in each case to the extent recognized for such purpose under an analogous Employee Plan prior to the Effective Time; and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee and his or her eligible dependents on or after the Effective Time, in each case to the extent such Continuing Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Employee Plan prior to the Effective Time.

(d)           The provisions of this Section 5.3 are solely for the benefit of the Parties, and no provision of this Section 5.3 is intended to, or shall, (i) constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise, or (ii) prohibit or limit the ability of Parent or any of its Affiliates (including, following the Effective Time, the Company) to amend, modify or terminate any employee benefit or compensation plan, program or arrangement. No current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of the Agreement or have the right to enforce the provisions hereof. Nothing in this Section 5.3 or elsewhere in this Agreement shall be construed to create a right in any Person to employment with Parent, the Surviving Corporation or any other Affiliate of the Surviving Corporation or to any compensation or benefits and the employment of each Continuing Employee shall be “at will” employment.

(e)           At the written request of Parent provided no later than five (5) days prior to the Effective Time, the Company shall, at least one (1) business day prior to the Effective Time, cease contributions to, and adopt written resolutions (or take other necessary and appropriate action) to terminate, the Company 401(k) Savings Plan (the “Company 401(k) Plan”), effective as of the day prior to the Closing Date and to one hundred percent (100%) vest all participants under the Company 401(k) Plan, such termination and vesting to be effective no later than the business day preceding the Effective Time; provided, however, that such Company 401(k) Plan cessation of contributions, vesting and termination may be made contingent upon the Closing. The resolutions proposed to be adopted in connection with the foregoing termination shall be provided to Parent prior to adoption and shall be subject to review and approval by Parent (which approval shall not be unreasonably withheld, conditioned or delayed). If the Company 401(k) Plan is terminated in accordance with the provisions of this Section 5.3(e), effective as of, or as soon as reasonably practicable following, the Closing Date, Parent shall designate a tax-qualified defined contribution retirement plan of Parent (or an Affiliate of Parent) with a qualified cash or deferred arrangement under Section 401(k) of the Code (the “Parent 401(k) Plan”) that will cover Continuing Employees on and after the Closing Date. Parent shall cause the Parent 401(k) Plan to accept direct rollovers to such Parent 401(k) Plan of the account balances of each Continuing Employee (including the in-kind rollover of promissory notes evidencing all outstanding loans) from the Company 401(k) Plan, if such direct rollover is elected by such Continuing Employee in accordance with the terms of the Company 401(k) Plan (as it may be amended to provide for such rollover) and the Code. Parent shall take any and all commercially reasonable actions needed to permit each Continuing Employee with an outstanding loan balance under the Company 401(k) Plan as of the date such plan is terminated to continue to make scheduled loan payments to the Company 401(k) Plan after the Closing Date, pending the distribution and in-kind rollover of the promissory notes evidencing such loans from the Company 401(k) Plan to the Parent 401(k) Plan, as provided in the preceding sentence, such as to prevent, to the extent reasonably possible, a deemed distribution or loan offset with respect to such outstanding loans.

(f)            During the Pre-Closing Period, any written or broad-based notices or communication materials (including website postings) from the Company to its employees with respect to the Transactions or employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the Transactions or employment with Parent, the Surviving Corporation or any of their respective Subsidiaries thereafter, shall be subject to the prior review, comment and approval of Parent, which such review, comment or approval shall not be unreasonably withheld, conditioned or delayed.

5.4          ESPP. As soon as reasonably practicable after the date of this Agreement, the Company shall take all actions necessary pursuant to the terms of the Company ESPP or otherwise to provide that (a) the “Offering” (as defined in the Company ESPP) in effect as of the date of this Agreement shall be the final Offering (such period, the “Final Offering”) and no new Offering will be commenced following the date hereof under the Company ESPP, and (b) each individual participating in the Final Offering on the date of this Agreement shall not be permitted to (i) increase his or her payroll contribution rate pursuant to the Company ESPP from the rate in effect when the Final Offering commenced or (ii) make separate non-payroll contributions to the Company ESPP on or following the date of this Agreement, except as may be required by applicable Legal Requirements. Prior to the Effective Time, the Company shall take all action that may be necessary to, effective upon the Effective Time, (A) cause the Final Offering, to the extent that it would otherwise be ongoing at the Effective Time, to be terminated no later than five (5) business days prior to the date on which the Effective Time occurs; (B) make any pro rata adjustments that may be necessary to reflect the Final Offering, but otherwise treat the Final Offering as a fully effective and completed Offering for all purposes pursuant to the Company ESPP; and (C) cause the exercise (as of no later than five (5) business days prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the Company ESPP. On the final exercise date under the Company ESPP, the Company shall apply the funds credited as of such date pursuant to the Company ESPP within each participant’s payroll withholding account to the purchase of Shares in accordance with the terms of the Company ESPP, and each Share shall be an outstanding Share as of the Effective Time. The Company shall adopt such resolutions as are necessary to terminate the Company ESPP effective as of immediately prior to, and conditional upon the occurrence of, the Effective Time.

5.5          Indemnification of Officers and Directors.

(a)           For a period of six (6) years from the Effective Time, Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) existing in favor of the current or former directors or officers of any Acquired Corporation pursuant to the organizational documents of the Company and any indemnification or other similar agreements of any Acquired Corporation set forth in Section 5.5(a) of the Company Disclosure Schedule, in each case as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms, and Parent shall cause the Acquired Corporations to perform their obligations thereunder. Without limiting the foregoing, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent shall, and shall cause the Acquired Corporations to, indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of any Acquired Corporation or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of any Acquired Corporation as a director or officer of another Person (the “Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time, including this Agreement and the Transactions), arising out of or pertaining to the fact that the Indemnified Person is or was a director or officer of any Acquired Corporation or is or was serving at the request of any Acquired Corporation as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Legal Requirements. In the event of any such claim, action, suit or proceeding, Parent shall, and shall cause the Acquired Corporations to, (x) pay, in advance of the final disposition of such claim, action, suit or proceeding, any expenses incurred in defense thereof by the Indemnified Person upon receipt of an undertaking by such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified pursuant to the preceding sentence and (y) reasonably cooperate in the defense of any such matter.

(b)           For a period of six (6) years from and after the Effective Time, Parent shall cause the Surviving Corporation to either maintain in effect its current policies of directors’ and officers’ and fiduciary liability insurance maintained by or for the benefit of the Acquired Corporations or provide a substitute policy for the Acquired Corporations and their current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by or for the benefit of the Acquired Corporations as of the date of this Agreement, in either case, of not less than the existing coverage as of the date of this Agreement and having other terms that are in aggregate not less favorable to the insured persons than the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by or for the benefit of the Acquired Corporations with respect to claims arising from facts or events that occurred at or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ and fiduciary liability insurance), except that in no event shall Parent or the Surviving Corporation be required to pay with respect to such insurance policies more than 300% of the aggregate annual premium most recently paid by the Acquired Corporations prior to the date of this Agreement (the “Maximum Amount”), and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.5(b) it shall obtain as much comparable insurance as possible for the years within such six (6)-year period for a premium not exceeding the Maximum Amount. In lieu of such insurance, prior to the Closing Date the Company may, at its option, purchase a “tail” directors’ and officers’ and fiduciary liability insurance policy for the Acquired Corporations and their current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by or for the benefit of the Acquired Corporations, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by or for the benefit of the Acquired Corporations with respect to claims arising from facts or events that occurred at or before the Effective Time; provided that in no event shall the cost of any such tail policy exceed the Maximum Amount, and if such cost would exceed the Maximum Amount, then the Company may obtain a tail policy with the greatest coverage available for a cost not exceeding the Maximum Amount. Parent and the Surviving Corporation shall maintain such policies in full force and effect for a period of six (6) years after the Effective Time, and continue to honor the obligations thereunder.

(c)           In the event that any Acquired Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause the applicable Acquired Corporation to make proper provision so that the successors and assigns of such Acquired Corporation assume the obligations set forth in this Section 5.5.

(d)           The provisions of this Section 5.5 (i) shall survive the Effective Time and (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Persons), his or her heirs, successors, assigns and representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such Person may have by contract or otherwise. Unless required by applicable Legal Requirement, this Section 5.5 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs, without the prior written consent of the affected Indemnified Person.

5.6          Stockholder Litigation. In the event that any claims or Legal Proceedings related to this Agreement, the Merger or the other Transactions are brought by any stockholder or other holder of Company securities (whether directly or on behalf of the Company or otherwise) against any Acquired Corporation or any of the Acquired Corporations’ directors or officers, the Company shall promptly notify Parent in writing and shall keep Parent reasonably and promptly informed with respect to the status thereof. The Company shall give Parent (a) the right to participate in the defense of, and review and comment on all material filings or responses to be made by the Company or other Acquired Corporation in connection with, any such claims or Legal Proceedings (and shall give due consideration to Parent’s comments and other advice with respect to such litigation), and (b) the right to consult on any settlement with respect to such claims or Legal Proceedings, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

5.7          Additional Agreements. Subject to the terms and conditions of this Agreement, including Section 5.2(a), Parent and the Company shall (and shall cause their respective Affiliates to) use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Transactions. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, each Party shall (and shall cause its respective Affiliates to) use reasonable best efforts to (a) make all filings (if any) and give all notices (if any) required to be made and given by such Party pursuant to any Material Contract in connection with the Merger and the other Transactions, (b) seek each Consent (if any) required to be obtained pursuant to any Material Contract by such Party in connection with the Transactions to the extent requested in writing by Parent; provided that (i) without the prior written consent of Parent, the Company shall not, and shall cause each of the other Acquired Corporations not to, pay or commit to pay to such Person that is not a Governmental Body, whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person, and (ii) neither Parent nor any of its Affiliates shall be required to pay or commit to pay to any Person that is not a Governmental Body whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation to any such Person, and (c) seek to lift any restraint, injunction or other legal bar to the Merger brought by any third Person, other than a Governmental Body pursuant to an Antitrust Law (which matter is addressed in the final sentence of Section 5.2(a)), against such Party.

5.8          Disclosure. The initial press release relating to this Agreement shall be a joint press release in a form previously agreed to by Parent and the Company and issued by the Company and Guarantor promptly after the execution and delivery of this Agreement; provided that Guarantor may issue, substantially concurrent with the issuance of such joint press release, a Japanese press release in a form agreed by the Parties prior to issuance thereof. Following the issuance of the press releases described in the immediately preceding sentence, Parent and the Company shall consult with each other before issuing, or causing the publication of, any further press release(s) or otherwise making any public statement or any announcement to employees (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or any of the other Transactions and shall not issue any such press release or make any such public statement or announcement to employees without the other Party’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents, so long as such statements are consistent in all material respects with information previously disclosed in previous press releases, public disclosures or public statements made jointly by the Parties in compliance with this Section 5.8 (or individually, if approved by the other Party) and do not contain material nonpublic information regarding this Agreement or the Transactions; (b) a Party may, without the prior consent of the other Party but subject to giving advance notice to the other Party and, to the extent reasonably practical, allow such other Party to comment on such release, announcement or statement, issue any such press release or make any such public announcement or statement as may be required by Legal Requirement or applicable stock exchange rule; and (c) neither Party shall be required to consult with the other or obtain the other’s approval in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 4.3(e)(i) or with respect to any Acquisition Proposal or Company Adverse Change Recommendation (it being understood that nothing in this Section 5.8 shall limit the Company’s obligations under Section 4.3 and Section 5.1).

5.9          Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company and the members of their respective boards of directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

5.10        Section 16 Matters. The Company, and the Board of Directors, shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares, Company Options, Company RSUs and Company PSUs in the Merger by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.11        Credit Agreement. The Company shall use reasonable best efforts to deliver (or cause to be delivered) to Parent (preceded by a draft of the same at least five (5) business days earlier) prior to the Closing Date a customary payoff letter (or similar document) with respect to the Credit Agreement, from the lenders (or an agent on behalf of all lenders) under the Credit Agreement (the “Payoff Letter”), which Payoff Letter shall specify the aggregate payoff amount required to be paid to fully satisfy all Indebtedness outstanding under the Credit Agreement (including any “Prepayment Charge,” as such term is defined in the Credit Agreement, but other than (x) any inchoate indemnity obligations thereunder, (y) any obligations under certain bank product services agreements that are cash collateralized in accordance with the applicable terms thereof and (z) any other obligations which, by their terms, are to survive the termination of the Credit Agreement) and provide that, upon receipt of such specified amount, all Encumbrances (and any guarantees) granted in connection therewith relating to the assets, rights and properties of the Company and its Subsidiaries securing such Indebtedness shall be released and terminated. The Company shall use its reasonable best efforts to deliver to the agent under the Credit Agreement, at least five (5) “Business Days,” as such term is defined in the Credit Agreement, prior to the anticipated Closing Date, a written notice of prepayment of all outstanding Indebtedness under the Credit Agreement, which notice shall provide that such prepayment is subject to and conditioned upon the consummation of the Closing (or obtain a waiver thereof in the Payoff Letter). The Company shall, and shall cause the other applicable Acquired Corporations to, use their reasonable best efforts to deliver (or cause the agent or lenders under the Credit Agreement to deliver) to Parent on or prior to the Closing (including by way of attachments to the Payoff Letter), all customary related release documents, filings and notices required to effect the release of all Encumbrances securing the obligations under the Credit Agreement (other than (x) any inchoate indemnity obligations thereunder, (y) any obligations under certain bank product services agreements that are cash collateralized in accordance with the applicable terms thereof and (z) any other obligations which, by their terms, are to survive the termination of the Credit Agreement), including (and in each case to the extent applicable) the filing of UCC termination statements, terminations of control agreements, terminations of intellectual property security agreements and arrange for delivery of possessory collateral (to the extent reasonably practicable on the Closing Date), which shall in each case be subject to and conditioned upon the occurrence of the Closing and the repayment in full of all obligations then outstanding under the Credit Agreement. On the Closing Date, Parent shall effect or cause to be effected the repayment in full of all Indebtedness outstanding under the Credit Agreement, in accordance with the Credit Agreement and the Payoff Letter. The Parties shall reasonably cooperate with each other in connection with their respective obligations set forth in this Section 5.11.

5.12        Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Legal Requirements and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 6

CONDITIONS PRECEDENT TO THE MERGER

6.1          Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger are subject to the satisfaction (or waiver by the Company, Parent and Merger Sub, to the extent permitted by applicable Legal Requirements) on or prior to the Closing Date of the following conditions:

(a)           Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)           Approvals Under Antitrust Laws. (i) Any waiting period (or any extension thereof) under the HSR Act applicable to the Merger and any commitment by the Parties not to consummate the Transactions before a certain date under a timing agreement shall have expired or been terminated, and (ii) any waiting period, clearance or affirmative approval of any Specified Antitrust Authority (other than under the HSR Act) with respect to the Transactions shall have been obtained and any mandatory waiting period related thereto shall have expired or been terminated.

(c)           No Restraints. There shall not have been issued by any Governmental Body of competent jurisdiction in a jurisdiction where either Parent and its Affiliates or the Acquired Corporations operate their respective businesses or own any material assets (a “Specified Governmental Body”) and remain in effect any temporary restraining order, preliminary or permanent injunction or other order, directive, judgment, decree or ruling preventing the consummation of the Merger, nor shall any Legal Requirement have been promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Specified Governmental Body which, directly or indirectly, prohibits or makes illegal the consummation of the Merger.

6.2          Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver by Parent, on its own behalf and on behalf of Merger Sub, to the extent permitted by applicable Legal Requirements) on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties. (i) The representations and warranties of the Company set forth in (A) the first two sentences of Section 2.1(a) and the first two sentences of Section 2.1(b) (Due Organization; Subsidiaries, Etc.), Section 2.2 (Certificate of Incorporation and Bylaws), clauses (b), (c), (e) and (f) of Section 2.3 (Capitalization, Etc.), Section 2.21 (Authority; Binding Nature of Agreement), Section 2.22 (Takeover Laws), Section 2.24 (Opinion of Financial Advisors), and Section 2.25 (Brokers and Other Advisors) shall be accurate in all material respects (without taking into account any “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of this Agreement and at and as of Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), (B) clauses (a) and (d) of Section 2.3 (Capitalization, Etc.) shall be accurate in all respects except for any de minimis inaccuracies as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), and (C) Section 2.5(b) (No Material Adverse Effect) shall be accurate in all respects as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date with respect to the earlier period set forth in Section 2.5(b); and (ii) the representations and warranties of the Company set forth in this Agreement, other than those referred to in clauses (A), through (C) above, shall be accurate (without taking into account any “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so accurate has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           Performance of Obligations of the Company. The Company shall have complied with or performed in all material respects the covenants and agreements it is required to comply with or perform at or prior to the Closing Date.

(c)           No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect which is continuing.

(d)           Delivery of Officer Certificates. Parent and Merger Sub shall have received a certificate, dated the Closing Date, executed on behalf of the Company by the Company’s Chief Executive Officer or Chief Financial Officer certifying to the effect that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied.

6.3          Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger are subject to the satisfaction (or waiver by the Company, to the extent permitted by applicable Legal Requirements) on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in (A) Sections 3.1 (Due Organization), 3.2 (Merger Sub) and 3.3 (Authority; Binding Nature of Agreement) shall be accurate in all material respects (without taking into account any “Parent Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of this Agreement and at and as of Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), and (B) Section 3.10 (Brokers and Other Advisors) shall be accurate in all respects as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date; and (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement, other than those referred to in clause (i) above, shall be accurate (without taking into account any “Parent Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have complied with or performed in all material respects the covenants and agreements they are required to comply with or perform at or prior to the Closing Date.

(c)           Delivery of Officer Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date and signed on its behalf by its Chief Executive Officer or another senior executive officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

Section 7

TERMINATION

7.1          Termination. This Agreement may be terminated prior to the Effective Time:

(a)           by mutual written consent of Parent and the Company at any time prior to the Closing;

(b)           by either Parent or the Company, at any time prior to the Closing, if the Closing shall not have occurred on or prior to the later of (such time, as applicable, the “End Date”): (i) midnight Eastern Time, on October 27, 2023 (the “Initial End Date”), (ii) if on the Initial End Date all of the conditions set forth in Section 6, other than any condition set forth in Sections 6.1(b) or 6.1(c) (solely in respect of Antitrust Laws), shall have been satisfied or waived, to the extent waivable (other than conditions that by their nature are to be satisfied on the Closing Date, each of which is then capable of being satisfied), midnight Eastern Time, on the date that is ninety (90) days after the Initial End Date (the “Extended End Date”), and (iii) if on the Extended End Date all of the conditions set forth in Section 6, other than any condition set forth in Sections 6.1(b) or 6.1(c) (solely in respect of Antitrust Laws), shall have been satisfied or waived, to the extent waivable (other than conditions that by their nature are to be satisfied on the Closing Date, each of which is then capable of being satisfied), midnight Eastern Time, on the date that is one hundred and eighty (180) days after the Initial End Date; provided, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose material breach of this Agreement has proximately caused the Merger not being consummated by such date;

(c)           by either Parent or the Company if a Specified Governmental Body of competent jurisdiction shall have issued any permanent injunction or other order, directive, judgment, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Merger or making the consummation of the Merger illegal, which order, directive, judgment, decree, ruling or other action shall be final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any Party whose material breach of this Agreement has proximately caused the issuance of such final and nonappealable order, directive, judgment, decree, ruling or other action;

(d)           by Parent at any time prior to the Cut-off Time, if: (i) the Board of Directors shall have failed to include the Company Board Recommendation in the Merger Proxy Statement when filed with the SEC or mailed, or shall have effected a Company Adverse Change Recommendation; (ii) in the case of an Acquisition Proposal structured as a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, the Board of Directors (A) states that it recommends such tender or exchange offer or expresses no opinion or is unable to take a position (other than a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act) with respect to such tender or exchange offer or (B) fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer and reaffirm the Company Board Recommendation within ten (10) business days of the commencement of such tender offer or exchange offer within the meaning of Rule 14d-2 under the Exchange Act (or, if earlier, by the close of business on the business day immediately preceding the then scheduled Cut-off Time); (iii) after any public announcement of an Acquisition Proposal (other than a tender offer or exchange offer), the Board of Directors fails to publicly affirm the Company Board Recommendation within three (3) business days after receipt of a written request by Parent to do so (or, if earlier, by the close of business on the business day immediately preceding the then scheduled Cut-off Time, provided that the Company has received such request prior to the second (2nd) business day before the then scheduled date of the Cut-off Time); provided, that Parent may only make such request twice with respect to each Acquisition Proposal or material modification thereof; or (iv) the Board of Directors fails to publicly reaffirm the Company Board Recommendation within three (3) business days after receipt of a written request by Parent to do so (it being understood that the Company will have no obligation to make such reaffirmation pursuant to this prong (iv) on more than three (3) occasions); or (v) the Board of Directors or the Company intentionally breaches its obligations under Section 4.3 or Section 5.1 in any material respects.

(e)           by the Company, at any time prior to the Cut-off Time, in order to substantially concurrently with such termination enter into a binding written definitive acquisition agreement providing for the consummation of the Superior Offer approved by the Board of Directors pursuant to, and in accordance with the provisions of, Section 5.1(b) (a “Specified Agreement”); provided that such termination shall be effective only if the Company shall have paid the Termination Fee immediately prior to or substantially concurrently with such termination;

(f)            by either Parent or the Company if the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting duly convened and held and at which a vote on the matter was taken;

(g)           by Parent at any time prior to the Closing, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of the Company shall have occurred such that a condition set forth in clauses (a), (b) or (c) of Section 6.2 would not be satisfied and cannot be cured by the Company by the End Date, or if capable of being cured in such time period, shall not have been cured within thirty (30) days of the date Parent gives the Company written notice of such breach or failure to perform; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(g) if either Parent or Merger Sub is then in breach of any representation, warranty, covenant or obligation hereunder which breach would permit the Company to terminate this Agreement pursuant to Section 7.1(h); or

(h)           by the Company at any time prior to the Closing, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of Parent or Merger Sub shall have occurred, (i) which breach or failure would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (ii) such that a condition set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied, and such breach or failure cannot be cured by Parent or Merger Sub, as applicable, by the End Date, or, if capable of being cured in such time period, shall not have been cured within thirty (30) days of the date the Company gives Parent written notice of such breach or failure to perform; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(h) if the Company is then in breach of any representation, warranty, covenant or obligation hereunder which breach would permit Parent to terminate this Agreement pursuant to Section 7.1(g).

7.2          Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Merger Sub or the Company or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates following any such termination; provided, however, that (a) the final sentence of Section 4.1(a), this Section 7.2, Section 7.3 and Section 8 (other than Section 8.5(b) and Section 8.10(b)) shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (c) the termination of this Agreement shall not relieve any Party from any liability for fraud or willful and material breach of this Agreement prior to termination.

7.3          Expenses; Termination Fees.

(a)           Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

(b)           In the event that:

(i)           this Agreement is terminated by the Company pursuant to Section 7.1(e);

(ii)          this Agreement is terminated by Parent pursuant to Section 7.1(d); or

(iii)          (A) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to proviso (z) to Section 7.1(b)), or Section 7.1(f), or terminated by Parent pursuant to Section 7.1(g), (B) any Person shall have publicly disclosed a bona fide Acquisition Proposal or an Acquisition Proposal has otherwise been communicated to the Board of Directors after the execution and delivery of this Agreement and prior to such termination and such Acquisition Proposal has not been unconditionally and, in the case of a publicly disclosed Acquisition Proposal, publicly withdrawn prior to such termination and (C) within twelve (12) months of such termination the Company shall have entered into a definitive agreement with respect to, or consummated, an Acquisition Proposal; provided that for purposes of this clause (C) the references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”;

then, in any such event under clause (i), (ii) or (iii) of this Section 7.3(b), the Company shall pay to Parent or its designee the Termination Fee by wire transfer of same day funds (x) in the case of Section 7.3(b)(i), prior to or substantially concurrently with (and as a condition to the effectiveness of) such termination, (y) in the case of Section 7.3(b)(ii), within one (1) business day after such termination or (z) in the case of Section 7.3(b)(iii), prior to or concurrently with the earlier of entering into the definitive agreement with respect to, or consummating, the Acquisition Proposal referred to in clause (C) of Section 7.3(b)(iii); it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. As used herein, “Termination Fee” shall mean a cash amount equal to $222,370,000. Payment of the Termination Fee pursuant to this Section 7.3(b), together with any amounts that become due pursuant to Section 7.3(d), shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub or any of their respective Affiliates shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination; provided, that the foregoing shall not relieve any Company Related Party from any liability for fraud or willful breach of this Agreement prior to such termination. Notwithstanding anything in this Agreement to the contrary, in the event this Agreement is terminated by the Company for any reason at a time when Parent would have had the right to terminate this Agreement, Parent shall be entitled to receipt of any Termination Fee that would have been (or would have subsequently become) payable had Parent terminated this Agreement at such time.

(c)           In the event of any termination described in Section 7.3(b), (i) payment from the Company to Parent of the Termination Fee pursuant to Section 7.3(b), together with any amounts that become due under Section 7.3(d), shall be the sole and exclusive remedy of Parent, Merger Sub or any of their respective Affiliates against the Company Related Parties for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and (ii) upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided, that the foregoing shall not relieve any Company Related Party from any liability for fraud or willful breach of this Agreement prior to such termination; provided, further, that Parent may seek specific performance to cause the Company to consummate the Transactions in accordance with Section 8.5(b), but in no event shall Parent be entitled to both specific performance and the payment of the Termination Fee.

(d)           The Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the Transactions, that the Termination Fee is not a penalty, but a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to Section 7.3(b), and, in order to obtain the payment, Parent commences a Legal Proceeding which results in a judgment against the Company, the Company shall pay Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

Section 8

MISCELLANEOUS PROVISIONS

8.1          Amendment. Prior to the Effective Time, this Agreement may be amended with the approval of the respective Boards of Directors of the Company, Parent and Merger Sub at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.2          Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy such that rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by any Legal Requirement. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may, to the extent permissible under applicable Legal Requirements, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants contained herein; provided, however, that after receipt of the Company Stockholder Approval, no waiver shall be made which by applicable Legal Requirement requires further approval by the holders of Shares without obtaining such further approval. Any such extension or waiver shall be valid only if is expressly set forth in a written instrument duly executed and delivered on behalf of the Party or Parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.3          No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement, the Company Disclosure Schedule or in any certificate or schedule or other document delivered by any Person pursuant to this Agreement shall survive the Effective Time.

8.4          Entire Agreement; Counterparts. This Agreement (including its Exhibits, Annexes and the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties and their respective Affiliates, with respect to the subject matter hereof and thereof. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

8.5          Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies.

(a)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action or proceeding arising out of or relating to this Agreement or any of the Transactions: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if (but only if) such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware and any appellate court therefrom (collectively, the “Delaware Courts”); and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 8.8. Each of the Parties irrevocably and unconditionally (1) agrees not to commence any such action or proceeding except in the Delaware Courts, (2) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts, (3) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Delaware Courts and (4) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Courts. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b)           The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other Parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.5(b) shall not be required to provide any bond or other security in connection with any such order or injunction.

(c)           EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY (I) MAKES THIS WAIVER VOLUNTARILY AND (II) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.5(c).

8.6          Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by a Party without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect, except that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary of Parent (provided that it is a Delaware corporation) to act as Merger Sub hereunder, in which event all references to “Merger Sub” in this Agreement (and in Exhibit A) shall be deemed references to such other Subsidiary.

8.7          No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: (a) if the Effective Time occurs, (i) the right of the Company’s stockholders to receive the Merger Consideration pursuant to Section 1 following the Effective Time in accordance with the terms of this Agreement, and (ii) the right of the holders of Company Options, Company RSUs and Company PSUs to receive the Merger Consideration pursuant to Section 1.8 following the Effective Time in accordance with the terms of this Agreement; (b) the provisions set forth in Section 5.5; and (c) the limitations on liability of the Company Related Parties set forth in Section 7.3(c).

8.8          Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon receipt of proof of delivery on a business day before 6:00 p.m. in the time zone of the receiving Party, otherwise upon the following business day after receipt of proof of delivery if sent by registered mail or by courier or express delivery service, (c) if sent by email prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed, or (d) if sent by email after 6:00 p.m. recipient’s local time and receipt is confirmed, the business day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):

if to Parent, Merger Sub or Guarantor (or following the Effective Time, the Surviving Corporation):

c/o Astellas Pharma US, Inc.
2375 Waterview Drive
Northbrook, IL 60062-6111
Attn: General Counsel
Email: catherine.levitt@astellas.com

with a copy (which shall not constitute notice) to:

Jones Day
3161 Michelson Drive, Suite 800
Irvine CA 92612
Attn: Jonn Beeson; Ben Chouka
Email: jbeeson@jonesday.com; bchouka@jonesday.com

if to the Company (prior to the Effective Time):

IVERIC bio, Inc.
8 Sylvan Way
Parsippany, NJ 07054
Attn: General Counsel
Email: todd.anderman@ivericbio.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
500 Boylston Street
Boston, MA 02116
Attn: Graham Robinson; Laura Knoll
Email: graham.robinson@skadden.com; laura.knoll@skadden.com

8.9          Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

8.10        Obligation of Parent; Guaranty.

(a)           Parent shall cause Merger Sub (and, following the Effective Time, the Surviving Corporation) to duly perform, satisfy and discharge on a timely basis each of the covenants, obligations and liabilities applicable to Merger Sub or the Surviving Corporation, as applicable, under this Agreement, as though each of such covenants, obligations and liabilities was binding upon Parent.

(b)           Guarantor hereby unconditionally and irrevocably guarantees to the Company, the Surviving Corporation and their successors and assigns the payment and performance of each of the covenants, obligations and liabilities applicable to Parent, Merger Sub or the Surviving Corporation, as applicable, and their respective successors and assigns under this Agreement (the “Guaranteed Obligations”). This guaranty is an absolute, unconditional and continuing guaranty of the full and punctual discharge and performance of the Guaranteed Obligations. This guaranty is a guaranty of payment and performance and not of collection. Guarantor expressly waives any requirement that any Person exhaust any right, remedy or power or proceed against Parent or Merger Sub (or any of their successors or assigns) under this Agreement or against any other Person under any other guaranty of, or security for, any of the Guaranteed Obligations. Should Merger Sub or Parent (or any of their successors or assigns) default in the timely discharge or performance of all or any portion of the Guaranteed Obligations, Guarantor shall immediately fully and punctually discharge and perform such Guaranteed Obligations. So long as this Section 8.10(b) is in effect, Guarantor shall not exercise any right or remedy arising by reason of its performance of its guaranty, whether by subrogation, reimbursement, indemnification, contribution or otherwise, against the Company, the Surviving Corporation or their successors and assigns or any express intended third party beneficiary of any Guaranteed Obligations described in Section 8.7, or any other guarantor of the Guaranteed Obligations or any security therefor. Guarantor represents and warrants to the Company as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent any representation or warranty expressly relates to an earlier date or period, in which case as of such date or period) as follows:

(i)           Guarantor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority: (A) to conduct its business in the manner in which its business is currently being conducted; and (B) to own and use its assets in the manner in which its assets are currently owned and used, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(ii)           Guarantor has the corporate power and authority to execute and deliver and perform its obligations under this Section 8.10(b). The board of directors of Guarantor has approved the execution, delivery and performance of this Section 8.10(b) by Guarantor. This Section 8.10(b) has been duly executed and delivered by Guarantor, and assuming due authorization, execution and delivery of this Agreement by the Company, this Section 8.10(b) constitutes the legal, valid and binding obligation of Guarantor and is enforceable against Guarantor in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles;

(iii)         Assuming compliance with the applicable provisions of the DGCL, the HSR Act and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws (if any), and the rules and regulations of the SEC and Nasdaq, the execution and delivery of this Section 8.10(b) by Guarantor, and the consummation of the transactions contemplated by this Section 8.10(b), will not: (A) cause a violation of any of the provisions of the organizational documents of Guarantor; (B) cause a violation by Guarantor of any Legal Requirement or order applicable to Guarantor, or to which Guarantor is subject; or (C) require any consent or notice under, conflict with, result in breach of, or constitute a default under (or an event that with notice or lapse of time or both would become a default), or give rise to any right of purchase, termination, amendment, cancellation, acceleration or other adverse change of any right or obligation or the loss of any benefit to which Guarantor is entitled under any provision of any Contract, except in the case of the foregoing clauses (B) and (C), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(iv)         Except for the filing of the certificate of merger with the Secretary of State of the State of Delaware or as may be required by the Exchange Act, Takeover Laws, the DGCL, the HSR Act and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws (if any) and the applicable rules and regulations of the SEC and any national securities exchange, Guarantor is not required to give notice to, make any filing with or obtain any Consent from any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement by Parent or Merger Sub or, as provided by Section 8.10(b), Guarantor, or the consummation by Parent or Merger Sub of the Merger or the other Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. No vote of Guarantor’s stockholders is necessary to approve this Agreement or any of the Transactions;

(v)          As of the date of this Agreement, there is no Legal Proceeding pending and served or, to the knowledge of Guarantor, pending and not served, against Guarantor, except as would not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. To the knowledge of Guarantor, as of the date of this Agreement, Guarantor is not subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except as would not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect; and

(vi)         Guarantor acknowledges and agrees to all matters set forth in Section 3.9.

Guarantor acknowledges and agrees that all provisions of Section 8 (other than Section 8.10(a) and this Section 8.10(b)) binding upon Parent with respect to the Agreement shall apply to the Guarantor mutatis mutandis with respect to this Section 8.10(b). Guarantor’s obligations under this Section 8.10(b) are expressly limited to the Guaranteed Obligations and shall automatically expire upon the full discharge and performance of all Guaranteed Obligations and thereafter, Guarantor shall no longer have any duties or obligations under this Agreement.

8.11        Construction.

(a)           For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)           The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, the word “including” and words of similar import shall mean including without limiting the generality of any description preceding or following such term, unless otherwise specified.

(d)           Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” or “Annexes” are intended to refer to Sections of this Agreement and Exhibits or Annexes to this Agreement.

(e)           The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f)            The term “dollars” and character “$” shall mean United States dollars.

(g)           The phrases “made available” and “delivered,” when used in reference to any documents or information made available to Parent, Merger Sub or any of their respective Representatives prior to the execution of this Agreement, shall be deemed to mean (i) uploaded to, and accessible to Parent, Merger Sub or any of their respective Representatives in, the online data rooms hosted on behalf of the Company by Firmex under the name “Project Terroir – Corporate Data Room” and “IVERIC bio – ACP (Astellas)” in complete and unredacted form at least 48 hours prior to the execution and delivery of this Agreement or (ii) provided via email by the Company or its Representatives to Parent, Merger Sub or their respective Representatives in complete and unredacted form at least 48 hours prior to the execution and delivery of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties and Guarantor have caused this Agreement to be executed as of the date first above written.

IVERIC BIO, INC.

By:	/s/ Glenn P. Sblendorio
	Name:	Glenn P. Sblendorio
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties and Guarantor have caused this Agreement to be executed as of the date first above written.

ASTELLAS US HOLDING, INC.

By:	/s/ Mark Reisenauer
	Name:	Mark Reisenauer
	Title:	President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties and Guarantor have caused this Agreement to be executed as of the date first above written.

BERRY MERGER SUB, INC.

By:	/s/ Mark Reisenauer
	Name:	Mark Reisenauer
	Title:	President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties and Guarantor have caused this Agreement to be executed as of the date first above written.

ASTELLAS PHARMA INC.

By:	/s/ Naoki Okamura
	Name:	Naoki Okamura
	Title:	President & Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acceptable Confidentiality Agreement. “Acceptable Confidentiality Agreement” is defined in Section 4.3(a) of the Agreement.

Acquired Corporations. “Acquired Corporations” is defined in Section 2.1(a) of the Agreement.

Acquisition Proposal. “Acquisition Proposal” shall mean any proposal or offer from any Person (other than Parent and its Affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (a) acquisition, transfer, disposition or license of assets of any Acquired Corporation equal to 15% or more of the Company’s consolidated assets (based on the fair market value thereof), (b) issuance or acquisition of (i) 15% or more of the outstanding Company Common Stock or other voting or equity securities of the Company, (ii) securities and indebtedness that would, in the aggregate, represent 15% or more of the outstanding voting power of any class of the Company’s securities, or (iii) any options, rights or warrants to purchase or securities convertible into or exchangeable for equity or debt interests described in the foregoing clauses (i) or (ii) (the forgoing securities described in this clause (b), “Designated Securities”), (c) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 15% or more of the Designated Securities, or (d) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an Acquired Corporation that if consummated would result in any Person or “group” beneficially owning 15% or more of the Designated Securities, in each case of clauses (a) through (d), other than the Transactions.

Affiliate. “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

Agreement. “Agreement” is defined in the preamble to the Agreement.

Anti-Corruption Laws. “Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, as amended, the UK Bribery Act of 2010, and the Anti-Bribery Laws of the People’s Republic of China or any applicable Legal Requirements of similar effect, and the related regulations and published interpretations thereunder.

Antitrust Laws. “Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable foreign anti-trust laws and all other applicable Legal Requirements issued by a Governmental Body that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

Applicable Date. “Applicable Date” is defined in Section 2.4(a) of the Agreement.

Board of Directors. “Board of Directors” is defined in the Introduction to the Agreement.

Book-Entry Shares. “Book-Entry Shares” shall mean non-certificated Shares represented by book-entry.

business day. “business day” shall mean a day except a Saturday, a Sunday or other day on which banks in the City of New York or in Tokyo, Japan are authorized or required by Legal Requirements to be closed.

Capitalization Date. “Capitalization Date” is defined in Section 2.3(a) of the Agreement.

CARES Act. “CARES Act” is defined in the definition of CARES Act and COVID Relief Programs.

CARES Act and COVID Relief Programs. “CARES Act and COVID Relief Programs” mean, collectively, the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748, Pub Law 116-136) (the “CARES Act”), the Families First Coronavirus Response Act (H.R.6201, Pub Law 116-127), Paycheck Protection Program Flexibility Act of 2020 (H.R. 7010, Pub Law 116-142), American Rescue Plan Act (H.R. 1319, Pub Law 117-7) and all FAQs or interim final rules (to the extent having the force of a Legal Requirement) issued by any Governmental Body related thereto, including any programs or facilities established by the Board of Governors of the Federal Reserve System to which the U.S. Treasury Department has provided financing as contemplated by Title IV of the CARES Act, and any analogous U.S. state, local, or non-US law.

Certificated Shares. “Certificated Shares” is defined in Section 1.6(b) of the Agreement.

Certificates. “Certificates” is defined in Section 1.6(b) of the Agreement.

Change of Control Payment. “Change of Control Payment” is defined in Section 2.9(a)(vii) of the Agreement.

Clinical Trials. “Clinical Trials” is defined in Section 2.12(c) of the Agreement.

Closing. “Closing” is defined in Section 1.3(a) of the Agreement.

Closing Date. “Closing Date” is defined in Section 1.3(a) of the Agreement.

CMO. “CMO” shall mean a contract manufacturing organization.

CMS. “CMS” is defined in Section 5.2(g) of the Agreement.

Code. “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

Collaboration Partner. “Collaboration Partner” is defined in Section 2.12(a) of the Agreement.

Company. “Company” is defined in the preamble to the Agreement.

Company 401(k) Plan. “Company 401(k) Plan” is defined in Section 5.3(e)of the Agreement.

Company Adverse Change Recommendation. “Company Adverse Change Recommendation” is defined in Section 5.1(a) of the Agreement.

Company Associate. “Company Associate” shall mean each current or former officer or other employee, or individual who is or was at any time an independent contractor, consultant or director, of or to the Company or its Subsidiaries.

Company Board Recommendation. “Company Board Recommendation” is defined in the Introduction to the Agreement.

Company Common Stock. “Company Common Stock” shall mean the common stock, $0.001 par value per share, of the Company.

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

Company Equity Plans. “Company Equity Plans” shall mean the Company’s Amended and Restated 2007 Stock Incentive Plan, 2013 Stock Incentive Plan, and 2019 Inducement Stock Incentive Plan, each as amended.

Company ESPP. “Company ESPP” shall mean the Company’s 2016 Employee Stock Purchase Plan, as amended.

Company Financial Advisors. “Company Financial Advisors” is defined in Section 2.24 of the Agreement.

Company IP. “Company IP” shall mean any and all (a) Intellectual Property Rights that are owned or purported to be owned by any Acquired Corporation and (b) third party Intellectual Property Rights exclusively licensed to any of the Acquired Corporations.

Company IT Assets. “Company IT Assets” shall mean computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by any Acquired Corporation or licensed or leased by any Acquired Corporation (excluding any public networks).

Company Options. “Company Options” shall mean all options to purchase Shares (whether granted pursuant to the Company Equity Plans or otherwise issued or granted).

Company Preferred Stock. “Company Preferred Stock” shall mean the preferred stock, $0.001 par value per share, of the Company.

Company PSUs. “Company PSUs” shall mean performance vesting restricted stock units with respect to Shares (whether granted pursuant to the Company Equity Plans or otherwise issued or granted).

Company Related Parties. “Company Related Parties” shall mean the Acquired Corporations and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates.

Company RSUs. “Company RSUs” shall mean restricted stock units with respect to Shares (whether granted pursuant to the Company Equity Plans or otherwise issued or granted).

Company SEC Documents. “Company SEC Documents” is defined in Section 2.4(a) of the Agreement.

Company Stockholder Approval. “Company Stockholder Approval” is defined in Section 2.21 of the Agreement.

Company Stockholder Meeting. “Company Stockholder Meeting” is defined in Section 4.4(b) of the Agreement.

Confidentiality Agreement. “Confidentiality Agreement” is defined in Section 4.1(a) of the Agreement.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization.

Continuing Employee. “Continuing Employee” is defined in Section 5.3(a) of the Agreement.

Contract. “Contract” shall mean any contract, subcontract, lease, understanding, instrument, loan, credit agreement, bond, debenture, note, option, warrant, license, sublicense, commitment, undertaking or other legally binding agreement.

Converted PSU. “Converted PSU” is defined in Section 1.8(d) of the Agreement.

Copyrights. “Copyrights” is defined in the definition of Intellectual Property Rights.

Credit Agreement. “Credit Agreement” shall mean the Loan and Security Agreement, dated as of July 26, 2022, by and among the Company and each of the Company’s Subsidiaries from time to time party thereto, as borrowers, the lenders from time to time party thereto and Hercules Capital, Inc., as administrative agent and collateral agent, as amended from time to time.

CRO. “CRO” shall mean a Person (including a commercial, academic, or other organization) contracted by a sponsor to perform one or more of a sponsor’s Clinical Trial-related duties and functions, including those defined in (a) 21 C.F.R. Part 312.3(b); (b) ICH GCP E6; and (c) foreign equivalents of the foregoing, each as may be amended from time to time.

Cut-off Time. “Cut-off Time” is defined in Section 4.3(c) of the Agreement.

DAC 6. “DAC 6” is defined in Section 2.15(g) of the Agreement

Data Privacy Laws. “Data Privacy Laws” shall mean all applicable Legal Requirements governing the Processing of Personal Information.

Delaware Courts. “Delaware Courts” is defined in Section 8.5(a) of the Agreement.

Designated Securities. “Designated Securities” is defined in the definition of Acquisition Proposal.

Determination Notice. “Determination Notice” is defined in Section 5.1(b)(i) of the Agreement.

DGCL. “DGCL” shall mean the Delaware General Corporation Law, as amended.

Dissenting Shares. “Dissenting Shares” is defined in Section 1.7 of the Agreement.

DOJ. “DOJ” shall mean the U.S. Department of Justice.

Domain Names. “Domain Names” is defined in the definition of Intellectual Property Rights.

Effective Time. “Effective Time” is defined in Section 1.3(b) of the Agreement.

EMA. “EMA” shall mean the European Medicines Agency.

Employee Plan. “Employee Plan” shall mean any (a) employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (b) bonus, deferred compensation, incentive compensation, stock purchase, stock option, other equity-based plan, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance or welfare benefits, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, policy, program, agreement or arrangement, and (c) employment, consulting, severance or similar agreement, and each other employee benefit plan, program, agreement, or arrangement, in each case that is (i) sponsored, maintained, contributed to or required to be contributed to by any Acquired Corporation or any of their ERISA Affiliates for the benefit of any current or former employee or other individual service provider of any Acquired Corporation, (ii) with respect to which any of the Acquired Corporations has any current or contingent liability or (iii) to which any Acquired Corporation is a party.

Employment Practices. “Employment Practices” is defined in Section 2.16(b) of the Agreement.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, option, right of first refusal or first offer, preemptive right, title retention, community property interest, or similar restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the use of, or receipt of any income derived from, any asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

End Date. “End Date” is defined in Section 7.1(b) of the Agreement.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to occupational health and safety, pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, sediment, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate. “ERISA Affiliate” shall means any Person that, together with any of the Acquired Corporations, at any relevant time would be treated as a single employer under Section 414 of the Code.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Excluded Shares. “Excluded Shares” is defined in Section 1.5(a)(iii) of the Agreement.

Extended End Date. “Extended End Date” is defined in Section 7.1(b)(ii).

FDA. “FDA” shall mean the United States Food and Drug Administration.

FDCA. “FDCA” shall mean the Federal Food, Drug and Cosmetic Act, as amended, and all related rules, regulations and guidelines.

Final Offering. “Final Offering” is defined in Section 5.4 of the Agreement.

FTC. “FTC” shall mean the U.S. Federal Trade Commission.

GAAP. “GAAP” is defined in Section 2.4(b) of the Agreement.

Global Trade Laws. “Global Trade Laws” shall mean all applicable Legal Requirements governing the export, import and provision of goods (including technical data and technology) and services in the jurisdictions in which the Acquired Corporations operate, including (a) the applicable Legal Requirements of the United States governing embargoes, sanctions, and boycotts, under the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq.), Trading with the Enemy Act (50 U.S.C. App. §§ 1—44), and all rules, regulations and executive orders relating to any of the foregoing, including regulations promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury at 15 C.F.R. Parts 500-599 and by the U.S. Department of State; (b) all Legal Requirements governing the export, re-export, or transfer of goods, software, technology, or technical data, including the Export Administration Act of 1979 (50 U.S.C. App. §§ 2401-2420), the Export Control Reform Act of 2018 (Pub. L. 115-232), the Export Administration Regulations (15 C.F.R. Parts 730 -774), the Arms Export Control Act (22 U.S.C. § 2778), and the International Traffic in Arms Regulations (22 C.F.R. § 120.1 et seq.); (c) the Foreign Trade Regulations (15 C.F.R. Part 30) administered by the Census Bureau; (d) all applicable Legal Requirements governing the importation of products, technology, technical data, and services, including those administered by United States Customs and Border Protection (19 C.F.R. Parts 1-199); (e) the antiboycott laws set forth in section 999 of the Internal Revenue Code, the Department of Treasury Guidelines concerning international boycotts promulgated thereunder, and Part 760 of the EAR; and (f) any other applicable Legal Requirements relating to the export and import activities of the Acquired Corporations.

Good Clinical Practices. “Good Clinical Practices” shall mean, as applicable, those current good clinical practices, standards, and procedures set forth in Legal Requirements, including (a) the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56 and 312; (b) the International Conference on Harmonization (ICH) guidance titled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance” and including related requirements imposed by Regulation No (EU) 536/2014 and Regulation No (EU) 2017/556, Directive 2005/28/EC and, to the extent still applicable to any ongoing Clinical Trials, Directive 2001/20/EC; and (c) other foreign equivalents of the foregoing, in each case, as same may be amended from time to time.

Good Laboratory Practices. “Good Laboratory Practices” shall mean, as applicable, the current good laboratory practices set forth in Legal Requirements, including (a) the FDCA and its applicable implementing regulations at 21 C.F.R. Part 58; (b) Directive 2004/10/EC of the European Parliament and of the Council of 11 February 2004 on the harmonization of laws, regulations and administrative provisions relating to the application of the principles of good laboratory practice and the verification of their applications for tests on chemical substances (codified version) and Directive 2004/9/EC of the European Parliament and of the Council of 11 February 2004 on the inspection and verification of good laboratory practice (GLP) (codified version); and (c) other foreign equivalents of the foregoing, in each case, as same may be amended from time to time.

Good Manufacturing Practices. “Good Manufacturing Practices” shall mean, as applicable, those current good manufacturing practices related to the manufacture of pharmaceutical products and any precursors thereto set forth in Legal Requirements, including (a) the FDCA and 21 C.F.R. Parts 210-211, (b) guidelines and regulations of standard compilations in Directive (EU) 2017/1572 of 15 September 2017 supplementing Directive 2001/83/EC of the European Parliament and of the Council as regards the principles and guidelines of good manufacturing practice for medicinal products for human use; and (c) other foreign equivalents of the foregoing, in each case, as same may be amended from time to time.

Government Contract. “Government Contract” shall mean any Contract, including any subsequent modification of such Contract, between an Acquired Corporation and (a) a Governmental Body, (b) any prime contractor to a Governmental Body where the Contract is in furtherance of a prime contract between that contractor and a Governmental Body or where an Acquired Corporation otherwise has knowledge that the prime contractor is acting in its capacity as such, or (c) any subcontractor (of any tier) in connection with or with respect to any Contract described in clause (a) or (b) where the Contract is in furtherance of a higher tier contract that is in furtherance of a Contract with a Governmental Body (either as a prime contract or subcontract) or where an Acquired Corporation otherwise has knowledge that the subcontractor is in furtherance of a higher tier contract that is in furtherance of a Contract with a Governmental Body (either as a prime contract or subcontract).

Governmental Authorization. “Governmental Authorization” shall mean any: permit, license, certificate, franchise, grant, permission, clearance, registration, consent, approval, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement, including all Regulatory Permits, each as amended or supplemented from time to time.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) supranational, international, multinational, EU, federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental board, branch, bureau, division, department, institution, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit or body and any court, arbitrator or other tribunal. “Governmental Body” shall also include any officials, agents, employees or representatives acting on behalf of any of the foregoing.

Guaranteed Obligations. “Guaranteed Obligations” is defined in Section 8.10(b) of the Agreement.

Guarantor. “Guarantor” is defined in the preamble to the Agreement.

GxP. “GxP” shall mean, collectively, Good Clinical Practices, Good Laboratory Practices, Good Manufacturing Practices and other applicable, generally accepted industry best practice standards for the pharmaceutical or biotech industry.

Hazardous Materials. “Hazardous Materials” shall mean any waste, material, or substance that is listed, regulated or defined under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste.

Health Care Laws. “Health Care Laws” shall mean all Legal Requirements and guidances that regulate pharmaceuticals, biologics and other medical products, including those related to the development, manufacturing, sale, distribution and promotional activities, product quality, the conduct of Clinical Trials, reporting of safety events, conflicts of interest, debarment, exclusion or disqualification, and interactions with and licensure and accreditation of health care professionals, including the following: (a) the FDCA; (b) the PHSA; (c) the Clinical Laboratory Improvement Amendments (42 U.S.C. § 263a) and the regulations set forth in 42 C.F.R. Part 493; (d) Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act); (e) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. § 1395nn), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a and 1320a-7b), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the exclusion laws (42 U.S.C. § 1320a-7), the federal Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the regulations promulgated under any of the foregoing, and any similar or equivalent state Legal Requirements; (f) the Patient Protection and Affordable Care Act (Public Law No. 111-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Public Law No. 111-152); (g) 45 C.F.R. Parts 46 and 21 C.F.R. Parts 312, 812, 50, 54 and 56 and state research regulations; (h) the FDA software validation principles; (i) the regulations set forth at 21 C.F.R. Part 11; (j) the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq.; (k) the Health Insurance Portability and Accountability Act of 1996, the Health Information and Technology for Economic and Clinical Health Act, and the regulations promulgated thereunder; (l) EU Directive 2001/83/EC (the Community code relating to medicinal products for human use), Regulation (EC) No 726/2004, Regulation (EC) No 141/2000, Regulation (EC) No 1901/2006, Regulation (EC) No 1394/2007, each as amended, Directive 2005/28/EC, Regulation No (EU) 536/2014 and Regulation No (EU) 2017/556 and EU Directive 2001/20/EC to the extent still applicable to any ongoing Clinical Trials; (m) GxP; and (n) similar or equivalent Legal Requirements of all applicable jurisdictions.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Identified Communications. “Identified Communications” is defined in Section 5.2(d) of the Agreement.

In-bound License. “In-bound License” is defined in Section 2.8(f) of the Agreement.

Indebtedness. “Indebtedness” shall mean, without duplication, (i) any indebtedness for borrowed money (including the issuance of any debt security) to any Person, including that portion of obligations with respect to any capital leases that is classified as a liability on a balance sheet in conformity with GAAP, (ii) any obligations evidenced by notes, bonds, debentures or similar Contracts for indebtedness for borrowed money owing to any Person (other than an Acquired Corporation), (iii) any reimbursement or other payment obligations in respect of letters of credit and bankers’ acceptances (other than obligations in respect of letters of credit and bankers’ acceptances used as security for leases), bank guarantees, surety bonds and similar instruments, regardless of whether drawn upon, including the principal, interest and fees owing thereon, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired, (v) any net obligations under swaps, options, derivatives and other hedging agreements or arrangements that would be payable upon termination thereof (assuming they were terminated on the date of determination), (vi) all obligations representing the deferred and unpaid purchase price of property or services, and (vii) any guaranty (or any other arrangement having the economic effect of a guaranty) of any such obligations described in clauses (i) through (vi) of any Person other than an Acquired Corporation (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case, arising in the ordinary course of business consistent with past practice that are not past due).

Indemnified Persons. “Indemnified Persons” is defined in Section 5.5(a) of the Agreement.

Initial End Date. “Initial End Date” is defined in Section 7.1(b)(i).

Intellectual Property Rights. “Intellectual Property Rights” shall mean any and all intellectual property and industrial property rights of every kind and description throughout the world, including all U.S. and foreign (a) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (b) trademarks, service marks, names, corporate names, trade names, Internet domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin (whether registered, common law, statutory or otherwise), together with the goodwill symbolized by any of the foregoing and any applications and registrations for the foregoing (“Trademarks”), (c) copyrights and copyrightable subject matter, and any and all applications and registrations for the foregoing (“Copyrights”), (d) trade secrets and confidential ideas, know-how, inventions, proprietary processes, formulae, models, data (including pharmacological, toxicological, non-clinical, pre-clinical and clinical data, analytical and quality control data, manufacturing data and descriptions, market data, financial data or descriptions), databases, data collections, data sets, curated data content, data layers, devices, assays, specifications, physical, chemical and biological materials and compounds, compound libraries, methodologies, and the like, in written, electronic, oral or other tangible or intangible form, whether or not patentable (“Trade Secrets”), (e) Internet domain names and social media accounts (“Domain Names”), and (f) all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.

In the Money Option. “In the Money Option” is defined in Section 1.8(a) of the Agreement.

Intervening Event. “Intervening Event” shall mean any event, development, occurrence, circumstance, change or effect occurring after the date of this Agreement that has a material positive effect on the financial condition or results of operations of the Acquired Corporations (taken as a whole): (a) that was not known to the Board of Directors prior to the date of this Agreement, and the material consequences of which (based on facts known to members of the Board of Directors as of the date of this Agreement) were not reasonably foreseeable as of the date of this Agreement but become known to the Board of Directors prior to the Cut-off Time, and (b) that does not relate to any Acquisition Proposal; provided, however, that any event, development, occurrence, circumstance, change or effect related to any of the following shall not be deemed to constitute or be taken into account in determining whether there is, or would reasonably be expected to be, an Intervening Event: (i) any breach of this Agreement by the Company; (ii) any event, development, occurrence, circumstance, change or effect directly resulting from the announcement (whether or not authorized by the Parties, including any pre signing reports in the press or otherwise, reporting on a potential transaction among the Parties or otherwise relating to the acquisition of the Company) or pendency of this Agreement or the Transactions, including the identity of, or events, developments, occurrences, circumstances, changes or effects relating to, Parent or any of its Affiliates or any communication by Parent or any of its Affiliates regarding plans, proposals or projections with respect to the Acquired Corporations or their employees (including any impact on the relationship of an Acquired Corporation contractual or otherwise, with its customers, suppliers, distributors, vendors, licensors, licensees, lenders, employees or partners); (iii) any change in the trading price or trading volume of the Shares or any change in the Company’s credit rating (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances, with respect to this clause (iii) relating to or causing such change may be considered, along with the effects or consequences thereof); (iv) the fact that the Company has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of the Company or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date hereof (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances relating to or causing such material improvement or improvements may be considered, along with the effects or consequences thereof); (v) any event, development, occurrence, circumstance, change or effect arising from any change in, or any compliance with or action taken for the purpose of complying with any change in, any Legal Requirement or GAAP (or interpretations of any Legal Requirement or GAAP) after the date of the Agreement; or (vi) any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices).

IRB. “IRB” shall mean any independent body (a review board or a committee, institutional, regional, national, or supranational), constituted of medical professionals and non-medical members, whose responsibility it is to ensure the protection of the rights, safety and well-being of human subjects involved in a trial and to provide public assurance of that protection, by, among other things, reviewing and approving / providing favorable opinion on, a trial protocol, the suitability of investigator(s), facilities, and the methods and material to be used in obtaining and documenting informed consent of the trial subjects and includes any such entity as described in 21 C.F.R. Part 56 or foreign equivalent of the foregoing.

IRS. “IRS” shall mean the U.S. Internal Revenue Service.

knowledge. “knowledge” with respect to an Entity shall mean with respect to any matter in question the actual knowledge, after reasonable inquiry, of such Entity’s executive officers.

Leased Real Property. “Leased Real Property” is defined in Section 2.7(b) of the Agreement.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, charge, complaint, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination, citation, summons, claim, demand, qui tam action, subpoena, or investigation commenced, brought, conducted or heard (whether formally or informally, whether publicly or privately) by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any national, supranational, EU, federal, state, local, municipal, foreign or other law, statute, constitution, treaty, resolution, ordinance, common law, code, order, edict, decree, rule, regulation, accreditation standard, certification standard, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of Nasdaq or another stock exchange).

Material Adverse Effect. “Material Adverse Effect” shall mean any event, development, occurrence, circumstance, change or effect which, individually or when taken together with all other events, developments, occurrences, circumstances, changes or effects which have occurred in the applicable determination period for a Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on (a) the ability of the Company to (x) perform any of its material obligations under this Agreement required to consummate the Transactions on or before the End Date, or (y) to consummate the Transactions on or before the End Date, or (b) the business, assets, financial condition or results of operations of the Acquired Corporations, taken as a whole; provided, however, that, for purposes of clause (b) above only, none of the following shall be deemed to constitute or be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect: (i) any change in the market price or trading volume of the Company’s stock or change in the Company’s credit ratings; provided that the underlying causes of any such change may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein; (ii) any event, development, occurrence, circumstance, change or effect directly resulting from the announcement, pendency or performance of the Transactions; provided that this clause (ii) shall not apply to any representation or warranty (or condition to the consummation of the Merger relating to such representation or warranty) to the extent the purpose of such representation and warranty is to address the consequences resulting from the execution and delivery of this Agreement or the pendency, performance or consummation of the Transactions (including the Merger), including any representations or warranties contained in Section 2.8(j), Section 2.17(i), Section 2.21 or Section 2.23 and the condition set forth in Section 6.2(a) solely as such condition relates to Section 2.8(j), Section 2.17(i), Section 2.21 or Section 2.23; (iii) any event, development, occurrence, circumstance, change or effect generally affecting the industries in which the Acquired Corporations operate or in the economy generally or other general business, financial or market conditions; (iv) any event, development, occurrence, circumstance, change or effect arising from fluctuations in the value of any currency or interest rates; provided that the underlying causes of such event, development, occurrence, circumstance, change or effect may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein; (v) any event, development, occurrence, circumstance, change or effect arising from any act of terrorism, war, national or international calamity, natural disaster, acts of god, epidemic, pandemic or any other similar event; (vi) the failure of the Company to meet internal or analysts’ expectations or projections; provided that the underlying causes of such failure may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein; (vii) any event, development, occurrence, circumstance, change or effect resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective Affiliates; or (viii) any event, development, occurrence, circumstance, change or effect arising from any change in, or any compliance with or action taken solely for the purpose of complying with any change in, any Legal Requirement or GAAP (or interpretations of any Legal Requirement or GAAP) after the date of the Agreement; provided that any event, development, occurrence, circumstance, change or effect referred to in the foregoing clauses (iii), (iv), (v) and (viii) may be taken into account in determining whether there is, or would be reasonably expected to be, a Material Adverse Effect to the extent such event, development, occurrence, circumstance, change or effect disproportionately affects the Acquired Corporations relative to other participants in the industries in which the Acquired Corporations operate.

Material Contract. “Material Contract” is defined in Section 2.9(a) of the Agreement.

Maximum Amount. “Maximum Amount” is defined in Section 5.5(b) of the Agreement.

Merger. “Merger” is defined in the Introduction to the Agreement.

Merger Consideration. “Merger Consideration” is defined in the Introduction to the Agreement.

Merger Proxy Statement. “Merger Proxy Statement” is defined in Section 4.4(a) of the Agreement.

Merger Sub. “Merger Sub” is defined in the preamble to the Agreement.

Nasdaq. “Nasdaq” shall mean The Nasdaq Global Select Market.

Negotiation Period. “Negotiation Period” shall mean the period (a) beginning on the date that Merger Sub receives a Determination Notice with respect to a Superior Offer in accordance with Section 5.1(b)(i) or an Intervening Event in accordance with Section 5.1(b)(ii) and (b) ending at 11:59 p.m. Eastern Time on the fifth (5th) business day after such date; provided that with respect to any Determination Notice given in respect of a material amendment to a Superior Offer for which a Determination Notice was previously given, the Negotiation Period shall end on the later of (x) the date and time on which the Negotiation Period was initially scheduled to end in respect of the initial Determination Notice with respect to such Superior Offer and (y) 11:59 p.m. Eastern Time on the third (3rd) business day after the date that Merger Sub received the Determination Notice with respect to the material amendment to such Superior Offer.

Out-bound License. “Out-bound License” is defined in Section 2.8(f) of the Agreement.

Parent. “Parent” is defined in the preamble to the Agreement.

Parent 401(k) Plan. “Parent 401(k) Plan” is defined in Section 5.3(e) of the Agreement.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any effect, change, event or occurrence that would or would reasonably be expected to, individually or in the aggregate, have a material adverse effect on (a) the ability of Guarantor to perform any of its material obligations under Section 8.10(b) required to consummate the Transactions on or before the End Date, or (b) the ability of Parent or Merger Sub to (x) perform any of its material obligations under this Agreement required to consummate the Transactions on or before the End Date, or (y) to consummate the Transactions on or before the End Date.

Parties. “Parties” shall mean Parent, Merger Sub, and the Company.

Patient Assistance Program. “Patient Assistance Program” is defined in Section 4.2(b)(xviii) of the Agreement.

Paying Agent. “Paying Agent” is defined in Section 1.6(a) of the Agreement.

Payment Fund. “Payment Fund” is defined in Section 1.6(a) of the Agreement.

Payoff Letter. “Payoff Letter” is defined in Section 5.11 of the Agreement.

Permitted Encumbrance. “Permitted Encumbrance” shall mean (a) any statutory liens for Taxes (i) that are not due and payable or (ii) the validity of which is being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted, or which arise, in the ordinary course of business consistent with past practice as to which there is no default, (c) with respect to leased property, any interest in title of the lessor under the applicable lease (other than a capital lease) entered into by the Company or its Subsidiaries in the ordinary course of business and under which there is no default by the Company or its Subsidiaries, (d) non-exclusive licenses of Intellectual Property Rights entered in the ordinary course of business consistent with past practice, (e) in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business consistent with past practice and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property or that are otherwise set forth on a title report and (f) Encumbrances securing the obligations under the Credit Agreement.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Personal Information. “Personal Information” shall mean any information that (a) identifies or could reasonably be used, alone or in combination with other information held by the Company or any of its Subsidiaries, to identify an individual, or (b) is subject to any Legal Requirement relating to privacy, or (c) “personally identifiable information,” “personal data,” or similarly defined personal information under Data Privacy Laws, or (d) as defined in any legally binding internal or publicly available privacy policies or notices of the Company or any other Acquired Corporation.

PFIC. “PFIC” is defined in Section 2.15(o) of the Agreement.

PHSA. “PHSA” shall mean the United States Public Health Services Act (42 U.S.C.§ 262 et seq.) and the regulations promulgated thereunder, including 21 C.F.R. Part 600-680.

Pre-Closing Period. “Pre-Closing Period” is defined in Section 4.1 of the Agreement.

Privacy and Security Requirements. “Privacy and Security Requirements” is defined in Section 2.8(k).

Processing. “Processing” shall mean with respect to Personal Information, the use, collection, receipt, processing, aggregation, storage, adaption, alteration, transfer (including cross-border transfers), retrieval, disclosure, dissemination, combination, erasure, disposal, destruction, or anonymization of such Personal Information, or any other operation or set of operations that is performed on data or on sets of data, in each case, whether or not by automated means, and any other form of processing, including as defined by or under any applicable Privacy and Security Requirements.

Product Candidate. “Product Candidate” shall mean each biological, drug, combination product, compound, device or product candidate being developed, tested, labeled, manufactured, stored or marketed by an Acquired Corporation, or regarding which an Acquired Corporation has rights.

Registered IP. “Registered IP” shall mean all Patents, Trademarks and Copyrights that are registered or issued under the authority of any Governmental Body, and all applications for any of the foregoing, and all Domain Name registrations.

Regulatory Filings. “Regulatory Filings” is defined in Section 5.2(b) of the Agreement.

Regulatory Permit. “Regulatory Permit” shall mean any Governmental Authorization required for the development, manufacturing or marketing of a Product Candidate under applicable Health Care Laws, including all investigational new drug applications and other authorizations to conduct Clinical Trials, IRB approvals, new drug applications, supplemental new drug applications, abbreviated new drug applications, biologic license applications, as defined in 21 C.F.R. § 601.2, establishment registrations, as defined in 21 C.F.R. § 207, and product listings, as defined in 21 C.F.R. § 207, all supplements or amendments thereto, and all comparable Governmental Authorizations.

Release. “Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

Representatives. “Representatives” shall mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, and other advisors and representatives.

Sanctioned Person. “Sanctioned Person” shall mean any Person, aircraft, or vessel that is the subject or target of sanctions or restrictions under the Global Trade Laws, including, any Person: (a) listed on any list of sanctioned persons maintained by the United States, United Nations Security Council, including, but not limited to, (i) the “Specially Designated Nationals and Blocked Persons” list maintained by the U.S. Office of Foreign Assets Control or (ii) the Entity List or Military End User List maintained by the U.S. Department of Commerce’s Bureau of Industry and Security; (b) located in, resident in, or incorporated in, a Sanctioned Country; and (c) any Person which is 50% or more owned, directly or indirectly, individually or in the aggregate, or otherwise controlled, by any such Person or Persons described in subclauses (a)(i) or (b) of this definition.

Sanctioned Territory. “Sanctioned Territory” shall mean any country or territory which is itself the subject or target of any country-wide or territory-wide comprehensive economic sanctions imposed by the United States at any point over the previous five years, including, but not limited to, Cuba, Iran, North Korea, Syria, or the Crimea and so-called Donetsk People's Republic and Luhansk People's Republic regions of Ukraine.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” is defined in Section 2.4(a) of the Agreement.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

SEC Clearance Date. “SEC Clearance Date” is defined in Section 4.4(b) of the Agreement.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Shares. “Shares” is defined in the Introduction to the Agreement.

Specified Agreement. “Specified Agreement” is defined in Section 7.1(e) of the Agreement.

Specified Antitrust Authority. “Specified Antitrust Authority” is defined in Section 5.2(c) of the Agreement.

Specified Governmental Body. “Specified Governmental Body” is defined in Section 6.1(c) of the Agreement.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

Superior Offer. “Superior Offer” shall mean a bona fide written Acquisition Proposal that the Board of Directors determines, in its good faith judgment, after consultation with the Company’s outside legal counsel and financial advisors, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the Person making the proposal and other aspects of the Acquisition Proposal that the Board of Directors deems relevant, and if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions (including after giving effect to proposals, if any, made by Parent pursuant to Section 5.1(b)(i)); provided that for purposes of the definition of “Superior Offer,” the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “75%.”

Surviving Corporation. “Surviving Corporation” is defined in the Introduction to the Agreement.

Takeover Laws. “Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations (including, for the avoidance of doubt, Section 203 of the DGCL).

Tax. “Tax” shall mean (a) any federal, state, local, or non-U.S. or other tax (including any net income tax, gross income tax, franchise tax, capital gains tax, gross receipts tax, gross profits tax, branch profits tax, value-added tax, surtax, estimated tax, employment tax, unemployment tax, national health insurance tax, excise tax, estimated tax, alternative or minimum tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, service tax, property tax, escheat or unclaimed property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, duty (including any customs duty) or other tax or charge of any kind whatsoever, imposed, assessed or collected by or under the authority of any Governmental Body, together with any interest, penalties, inflationary adjustments, additions to tax, fines or other additional amounts imposed thereon, with respect thereto, or related thereto and (b) any liability in respect of any items described in clause (a) above payable by reason of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated, unitary or similar basis or by reason of any obligation under any contract, assumption, transferee or successor liability, operation of law, Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of state, local or non-U.S. law) or otherwise.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, form, election, certificate or other document or information filed or required to be filed with any Governmental Body in connection with the determination, assessment, collection or payment of any Tax and any attachments thereto or amendments thereof.

Termination Fee. “Termination Fee” is defined in Section 7.3(b) of the Agreement.

Trade Secrets. “Trade Secrets” is defined in the definition of Intellectual Property Rights.

Trademarks. “Trademarks” is defined in the definition of Intellectual Property Rights.

Transactions. “Transactions” shall mean (a) the execution and delivery of the Agreement and (b) all of the transactions contemplated by the Agreement, including the Merger.

WARN Act. “WARN Act” is defined in Section 2.16(d) of the Agreement

Workers. “Workers” is defined in Section 2.16(c) of the Agreement.

ANNEX I

FORM OF CERTIFICATE OF INCORPORATION OF
THE SURVIVING CORPORATION

CERTIFICATE OF INCORPORATION

OF

IVERIC BIO, INC.

FIRST

The name of the corporation is IVERIC bio, Inc. (the “Company”).

SECOND

The Company’s registered office in the State of Delaware is located at 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808. Its registered agent at such address is Corporation Service Company.

THIRD

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (“DGCL”) or any successor statute.

FOURTH

The total number of shares of stock that the Company shall have authority to issue is 100 shares of capital stock, all of which shall be designated Common Stock, having a par value of $0.001.

FIFTH

The following provisions are inserted for the management of the business and the conduct of the affairs of the Company, and for further creation, definition, limitation and regulation of the powers of the Company and its directors, officers and stockholders:

(1) The business and affairs of the Company shall be managed by or under the direction of the Board of Directors of the Company (the “Board of Directors”).

(2) The Board of Directors is expressly authorized to make, adopt, alter, amend, change, add to or repeal the bylaws of the Company (the “Bylaws”), without any action on the part of the stockholders, but the stockholders may make additional bylaws and may alter, amend or repeal any bylaw whether adopted by them or otherwise. The Company may in its bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

(3) The number of directors of the Company shall be as from time to time fixed by, or in the manner provided in, the Bylaws. Election of directors need not be by written ballot unless the Bylaws shall so provide.

(4) No director or officer of the Company shall be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director or officer’s duty of loyalty to the Company or its stockholders, (ii) for a director’s or officer’s acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) of a director pursuant to Section 174 of the DGCL, (iv) for any transaction from which the director or officer derived an improper personal benefit, (v) of an officer in any action by or in the right of the corporation or (vi) for any act or omission occurring before the effective date of this Article FIFTH. Any amendment, repeal or modification of this Article FIFTH shall not adversely affect any right or protection of such director or officer of the Company existing at the time of such amendment, repeal or modification with respect to acts or omissions occurring prior to such amendment, repeal or modification.

(5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any bylaws adopted by the stockholders; provided, however, that no bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such bylaws had not been adopted.

SIXTH

The Company shall provide indemnification as follows:

1.	Actions, Suits and Proceedings Other than by or in the Right of the Company. The Company shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

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2.	Actions or Suits by or in the Right of the Company. The Company shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made under this Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Company, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

3.	Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article SIXTH, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article SIXTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Company, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his or her conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

4.	Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Company in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Company is so notified, the Company will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Company to Indemnitee of its election so to assume such defense, the Company shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Company, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Company and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Company shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Company, except as otherwise expressly provided by this Article SIXTH. The Company shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Company or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Company shall not be required to indemnify Indemnitee under this Article SIXTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Company shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Company nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

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5.	Advancement of Expenses. Subject to the provisions of Section 6 of this Article SIXTH, in the event of any threatened or pending action, suit, proceeding or investigation of which the Company receives notice under this Article SIXTH, any expenses (including attorneys’ fees) incurred by or on behalf of Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Company in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Indemnitee is not entitled to be indemnified by the Company as authorized in this Article SIXTH; and provided further that no such advancement of expenses shall be made under this Article SIXTH if it is determined (in the manner described in Section 6) that (i) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

6.	Procedure for Indemnification and Advancement of Expenses. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article SIXTH, an Indemnitee shall submit to the Company a written request. Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Company of the written request of Indemnitee, unless (i) the Company has assumed the defense pursuant to Section 4 of this Article SIXTH (and none of the circumstances described in Section 4 of this Article SIXTH that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (ii) the Company determines within such 60-day period that Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 5 of this Article SIXTH, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 only as authorized in the specific case upon a determination by the Company that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Company consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Company) in a written opinion, or (d) by the stockholders of the Company.

7.	Remedies. The right to indemnification or advancement of expenses as granted by this Article SIXTH shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Company to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company pursuant to Section 6 of this Article SIXTH that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. In any suit brought by Indemnitee to enforce a right to indemnification, or brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Company shall have the burden of proving that Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article SIXTH. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Company. Notwithstanding the foregoing, in any suit brought by Indemnitee to enforce a right to indemnification hereunder it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL.

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8.	Limitations. Notwithstanding anything to the contrary in this Article SIXTH, except as set forth in Section 7 of this Article SIXTH, the Company shall not indemnify an Indemnitee pursuant to this Article SIXTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Company. Notwithstanding anything to the contrary in this Article SIXTH, the Company shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Company makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification payments to the Company to the extent of such insurance reimbursement.

9.	Subsequent Amendment. No amendment, termination or repeal of this Article SIXTH or of the relevant provisions of the DGCL or any other applicable laws shall adversely affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

10.	Other Rights. The indemnification and advancement of expenses provided by this Article SIXTH shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Company, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article SIXTH shall be deemed to prohibit, and the Company is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article SIXTH. In addition, the Company may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Company or other persons serving the Company and such rights may be equivalent to, or greater or less than, those set forth in this Article SIXTH.

11.	Partial Indemnification. If an Indemnitee is entitled under any provision of this Article SIXTH to indemnification by the Company for some or a portion of the expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement to which Indemnitee is entitled.

12.	Insurance. The Company may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

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13.	Savings Clause. If this Article SIXTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Company, to the fullest extent permitted by any applicable portion of this Article SIXTH that shall not have been invalidated and to the fullest extent permitted by applicable law.

14.	Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the DGCL shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

SEVENTH

Meetings of the stockholders may be held within or outside the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or imposed by other provisions of this Certificate of Incorporation, the Bylaws, the DGCL, or other applicable law, or by any contract or agreement to which the Company is or may become a party.

EIGHTH

The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this express reservation.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation this [  ] day of [         ], 2023.

IVERIC bio, Inc.

By:
Name:
Title:

[Signature Page to Certificate of Incorporation]